As filed with the U.S. Securities and Exchange Commission on May 23, 2018.

Registration Statement No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

DIGITAL ALLY, INC.

(Exact name of registrant as specified in its charter)

Nevada	3663	20-006426913
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Digital Ally, Inc.
9705 Loiret Blvd.,

Lenexa, KS 66219
(913) 814-7774

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Stanton E. Ross

Chief Executive Officer

Digital Ally, Inc.
9705 Loiret Blvd.,

Lenexa, KS 66219
(913) 814-7774

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

David E. Danovitch, Esq. Zachary D. Blumenthal, Esq. Robinson Brog Leinwand Greene Genovese & Glick P.C. 875 Third Avenue, 9th Floor New York, NY 10022 (212) 603-6300	Christian J. Hoffmann, III 9705 Loiret Blvd., Lenexa, KS 66219 (913) 814-7774

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date hereof.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: [X]

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [  ]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.

Large accelerated filer	[ ]	Accelerated filer	[ ]
Non-accelerated filer	[ ] (Do not check if a smaller reporting company)	Smaller reporting company	[X]
		Emerging growth company	[ ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Aggregate Offering Price	Proposed Maximum Offering Price (2)	Amount of Registration Fee (2)

Common Stock, par value $0.001 per issuable upon conversion of the Notes (as defined below) (3)	2,750,000	$2.575	$7,081,250.00	$881.62

Common Stock, par value $0.001 per issuable upon exercise of the Warrants (as defined below) (3)	916,667	$2.575	$2,360,417.53	$293.87

Total	3,666,667	$2,575	$9,441,667.53	$1,175.49

(1)	All shares registered pursuant to this registration statement are to be offered by the selling stockholder. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers such indeterminate number of additional shares of the registrant’s common stock, $0.001 par value per share, issued to prevent dilution resulting from stock splits, stock dividends or similar events.

(2)	Estimated solely for purposes of calculating the amount of the registration fee in accordance with Rule 457(c) under the Securities Act based on the average of the high and low sales prices of the registrant’s common stock on the NASDAQ Capital Market on May 17, 2018, which date is within five (5) business days of the filing of this registration statement.

(3)	Represents shares of the registrant’s common stock issuable upon conversion or exercise of notes and warrants to purchase shares of common stock, respectively. Such notes and warrants have been issued to the selling stockholders named in this registration statement.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with section 8(A) of the Securities Act or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said section 8(A), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION	DATED MAY 21, 2018

DIGITAL ALLY, INC.

3,666,667 Shares of Common Stock

This prospectus relates to the offer and resale of up to an aggregate of 3,666,667 shares of common stock, par value $0.001 per share (the “Common Stock”), of Digital Ally, Inc. (the “Company”), as follows: (i) 2,750,000 shares of Common Stock underlying those Senior Secured Convertible Promissory Notes (the “Notes” and each a “Note”) issuable to the selling stockholders; and (iii) 916,667 shares of Common Stock underlying those certain Common Stock purchase warrants (the “Warrants” and each a “Warrant”) issued to the Selling Stockholders. The Notes and Warrants were issued and/or will be issued to the selling stockholders pursuant to that certain Securities Purchase Agreement, dated April 3, 2018, by and among between the Company and the Selling Stockholders. Additionally, Notes and a Warrants were issued to two of the selling stockholders pursuant to their respective participation rights under that certain Securities Purchase Agreement, dated August 21, 2017. The selling stockholders are herein referred to as the “Selling Stockholders” and each a “Selling Stockholder”.

This prospectus also covers any additional shares of Common Stock that may become issuable upon any anti-dilution adjustment pursuant to the terms of the Notes and Warrants issued to the Selling Stockholders by reason of stock splits, stock dividends, and other events described therein. We issued the Notes and Warrants to the Selling Stockholders in a private placement we made to them that closed on April 3, 2018, with an additional tranche that closed on May 11, 2018 (the “Private Placement”).

The Selling Stockholders may sell the shares of Common Stock underlying the conversion of the Notes and exercise of the Warrants on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale, in the over-the-counter market, in one or more transactions otherwise than on these exchanges or systems, such as privately negotiated transactions, or using a combination of these methods, and at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. See the disclosure under the heading “Plan of Distribution” elsewhere in this prospectus for more information about how the Selling Stockholders may sell or otherwise dispose of their shares of Common Stock hereunder.

The Selling Stockholders may sell any, all or none of the securities offered by this prospectus, and we do not know when or in what amount the Selling Stockholders may sell their shares of Common Stock hereunder following the effective date of this registration statement.

We will not receive any proceeds from the sale of our Common Stock by the Selling Stockholders in the offering described in this prospectus. However, we will receive $3.00 per share upon the exercise of the Warrants which will be used to repay $250,000 principal balance of outstanding subordinated notes, the expenses of this offering, working capital and general corporate purposes.

We have agreed to pay certain expenses in connection with the registration of the shares of Common Stock. The Selling Stockholders will pay all brokerage expenses, fees, discounts and selling commissions, if any, in connection with the sale of the shares of Common Stock.

Our Common Stock is currently listed on the NASDAQ Capital Market under the symbol “DGLY.” On May 17, 2018, the closing bid price of our Common Stock as reported on the NASDAQ Capital Market was $2.55 per share.

Investing in our Common Stock involves a high degree of risk. Before making any investment in our Common Stock, you should read and carefully consider the risks described in this prospectus under “Risk Factors” beginning on page __ of this prospectus.

You should rely only on the information contained in this prospectus or any prospectus supplement or amendment hereto. We have not authorized anyone to provide you with different information.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus __________, 2018

You should rely only on the information contained in this prospectus. We have not authorized any person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus is accurate only as of the date of this document, regardless of the time of delivery of this prospectus or the time of issuance or sale of any securities. Our business, financial condition, results of operations and prospects may have changed since that date. You should read this prospectus in its entirety before making an investment decision. You should also read and consider the information in the documents to which we have referred you in the section of this prospectus entitled “Where You Can Find More Information.”

For investors, outside of the United States, neither we nor the placement agent have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about and to observe any restrictions relating to this offering and the distribution of this prospectus outside of the United States.

1

ABOUT THIS PROSPECTUS

The registration statement of which this prospectus forms a part that we have filed with the Securities and Exchange Commission, or SEC, includes exhibits that provide more detail of the matters discussed in this prospectus. You should read this prospectus and the related exhibits filed with the SEC, together with the additional information described under the headings “Where You Can Find More Information” and “Incorporation by Reference” before making your investment decision.

You should rely only on the information provided in this prospectus or in any prospectus supplement or any free writing prospectuses or amendments thereto. Neither we, nor the Selling Stockholders, have authorized anyone else to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should assume that the information in this prospectus is accurate only as of the date hereof. Our business, financial condition, results of operations and prospects may have changed since that date.

Neither we, nor the Selling Stockholders, are offering to sell or seeking offers to purchase these securities in any jurisdiction where the offer or sale is not permitted. Neither we, nor the Selling Stockholders, have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the securities as to distribution of the prospectus outside of the United States.

Solely for convenience, our trademarks and tradenames referred to in this registration statement, may appear without the ® or ™ symbols, but such references are not intended to indicate in any way that we will not assert, to the fullest extent under applicable law, our rights to these trademarks and tradenames.

Information contained in, and that can be accessed through our web site, www.digitalallyinc.com, does not constitute part of this prospectus.

This prospectus includes market and industry data that has been obtained from third party sources, including industry publications, as well as industry data prepared by our management on the basis of its knowledge of and experience in the industries in which we operate (including our management’s estimates and assumptions relating to such industries based on that knowledge). Management’s knowledge of such industries has been developed through its experience and participation in these industries. While our management believes the third-party sources referred to in this prospectus are reliable, neither we nor our management have independently verified any of the data from such sources referred to in this prospectus or ascertained the underlying economic assumptions relied upon by such sources. Internally prepared and third-party market forecasts, in particular, are estimates only and may be inaccurate, especially over long periods of time. In addition, the underwriters have not independently verified any of the industry data prepared by management or ascertained the underlying estimates and assumptions relied upon by management. Furthermore, references in this prospectus to any publications, reports, surveys or articles prepared by third parties should not be construed as depicting the complete findings of the entire publication, report, survey or article. The information in any such publication, report, survey or article is not incorporated by reference in this prospectus.

2

PROSPECTUS SUMMARY

This summary highlights certain information about us, this offering and selected information contained elsewhere in or incorporated by reference into this prospectus. This summary is not complete and does not contain all the information that you should consider before deciding whether to invest in the securities covered by this prospectus. For a more complete understanding of Digital Ally, Inc. and this offering, we encourage you to read and consider carefully the more detailed information in this prospectus, including the information in any free writing prospectus that we have authorized for use in connection with this offering, including the information set forth in the section titled “Risk Factors” in this prospectus beginning on page [__]. Unless the context provides otherwise, all references herein to “Digital Ally”, “the “Company”, “we”, “our” and “us” refer to Digital Ally, Inc.

Company Overview

We produce digital video imaging and storage products for use in law enforcement, security and commercial applications. Our current products are an in-car digital video/audio recorder contained in a rear-view mirror for use in law enforcement and commercial fleets, a system that provides our law enforcement customers with audio/video surveillance from multiple vantage points and hands-free automatic activation of body-worn cameras and in-car video systems; a miniature digital video system designed to be worn on an individual’s body; and cloud storage solutions including cloud-based fleet management and driver monitoring/training applications. We have active research and development programs to adapt our technologies to other applications. We have the ability to integrate electronic, radio, computer, mechanical, and multi-media technologies to create unique solutions to address needs in a variety of other industries and markets, including mass transit, school bus, taxi cab and the military. We sell our products to law enforcement agencies and other security organizations, and consumer and commercial fleet operators through direct sales domestically and third-party distributors internationally. We have several new and derivative products in research and development that we anticipate will begin commercial production during the second half of 2018.

Our Products

We produce and sell digital audio/video recording, storage and other products in law enforcement and commercial applications. These product series have been used primarily in law enforcement and private security applications, both of which use the core competency of our technology in digital video compression, recording and storage. In 2011, we introduced several derivative products as “event recorders” that can be used in taxi cab, limousine, ambulance and other commercial fleet vehicle applications which served to greatly diversify our addressable market. Our commercial products have also been utilized by off-airport parking service providers, cruise lines, education and NASCAR races among a diverse group of other commercial applications. We also intend to produce and sell other digital video products in the future that will continue to expand our reach beyond the traditional law enforcement, private security and commercial fleet applications. We have developed and continue to develop both local server and cloud-based storage, archiving and search capabilities that provide customers with innovative, useful and secure methods to store and maintain their audio/video data. These products incorporate our standards-based digital compression capability that allows the recording of significant time periods on a chip and circuit board which can be designed into small forms and stored. The following describes our product portfolio.

In-Car Digital Video Mirror System for law enforcement – DVM-100, DVM-400, DVM-750, DVM-800 and DVM-800 HD

In-car video systems for patrol cars are now a necessity and have generally become standard. Current systems are primarily digital based systems with cameras mounted on the windshield and the recording device generally in the trunk, headliner, dashboard, and console or under the seat of the vehicle. Most manufacturers have already developed and transitioned completely to digital video, and some have offered full HD level recordings which is currently state-of-art for the industry.

Our digital video rear view mirror unit is a self-contained video recorder, microphone and digital storage system that is integrated into a rear-view mirror, with a monitor, GPS and 900 MHz audio transceiver. Our system is more compact and unobtrusive than certain of our competitors because it requires no recording equipment to be located in other parts of the vehicle.

3

Our in-car digital video rear view mirror has the following features:

●	wide angle zoom color camera;

●	standards-based video and audio compression and recording;

●	system is concealed in the rear-view mirror, replacing factory rear view mirror;

●	monitor in rear-view mirror is invisible when not activated;

●	eliminates need for analog tapes to store and catalogue;

●	easily installs in any vehicle;

●	ability to integrate with body-worn cameras including auto-activation of either system;

●	archives audio/video data to the cloud, computers (wirelessly) and to compact flash memory, or file servers;

●	900 MHz audio transceiver with automatic activation;

●	marks exact location of incident with integrated GPS;

●	playback using Windows Media Player;

●	optional wireless download of stored video evidence;

●	proprietary software protects the chain of custody; and

●	and records to rugged and durable solid-state memory.

In-Car Digital Video “Event Recorder” System –DVM-250 Plus for Commercial Fleets

We provide commercial fleets and commercial fleet managers with the digital video tools they need to increase driver safety, track assets in real-time and minimize our liability risk all while enabling fleet managers to operate the fleet at an optimal level. We market a product designed to address these commercial fleet markets with our DVM-250 Plus event recorders that provides all types of commercial fleets with features and capabilities that are fully-customizable, consistent with their specific application and inherent risks. The DVM-250 Plus is a rear-view mirror based digital audio and video recording system with many, but not all of, the features of our DVM-800 law enforcement mirror systems at a lower price point. The DVM-250 Plus is designed to capture “events,” such as wrecks and erratic driving or other abnormal occurrences, for evidentiary or training purposes. These markets may find our units attractive from both a feature and cost perspective, compared to other providers. Our marketing efforts indicate that these commercial fleets are adopting this technology, in particular the ambulance and taxi-cab markets.

We offer a suite of data management web-based tools to assist fleet managers in the organization, archival, and management of videos and telematics information. Within the suite, there are powerful mapping and reporting tools that help optimize efficiency, serve as excellent training tools for teams on safety and ultimately generate a significant return on investment for the organization.

Miniature Body-Worn Digital Video System – FirstVU HD for law enforcement and private security

This system is also a derivative of our in-car video systems but is much smaller and lighter and more rugged and water-resistant to handle a hostile outdoor environment. These systems can be used in many applications in addition to law enforcement and private security and are designed specifically to be clipped to an individual’s pocket or other outer clothing. The unit is self-contained and requires no external battery or storage devices. Current systems offered by competitors are digital based, but generally require a battery pack and/or storage device to be connected to the camera by wire or other means. We believe that our FirstVU HD product is more desirable for potential users than our competitors’ offerings because of its video quality, small size, shape and lightweight characteristics. Our FirstVU HD integrates with our in-car video systems through our patented VuLink system allowing for automatic activation of both systems.

4

Auto-activation and Interconnectivity between in-car video systems and FirstVU HD body worn camera products – VuLink for law enforcement applications

Recognizing a critical limitation in law enforcement camera technology, we pioneered the development of our VuLink ecosystem that provides intuitive auto-activation functionality as well as coordination between multiple recording devices. The United States Patent and Trademark Office (the “USPTO”) has granted us multiple patents with claims covering numerous features, such as automatically activating an officer’s cameras when the light bar is activated or a data-recording device such as a smart weapon is activated. Additionally, the patent claims awarded by the USPTO covers automatic coordination between multiple recording devices. Prior to this work, officers were forced to manually activate each device while responding to emergency scenarios, a requirement that both decreased the usefulness of the existing camera systems and diverted officers’ attention during critical moments. Our FirstVU HD integrates with our in-car video systems through our patented VuLink system allowing for automatic activation of both systems.

This feature is becoming a standard feature required by many law agencies. Unfortunately, we believe certain competitors have infringed our patent and develop products that provide the same or similar features as our VuLink system. We have filed lawsuits against two competitors Axon Enterprises, Inc. ( “Axon” - formerly known as Taser International, Inc.) and Enforcement Video, LLC dba WatchGuard Video (“Watchguard”) that challenge their infringing products. We believe that the outcome of these lawsuits will largely define the competitive landscape for the body-worn and in-car video market for the foreseeable future. We expect that our VuLink product and its related patents will be recognized as the revolutionary and pioneering invention by the courts, although we can offer no assurances in this regard.

VuVault.net and FleetVU Manager

VuVault.net is a cost-effective, fully expandable, law enforcement cloud storage solution powered by Amazon Web Services that provides Criminal Justice Information Services (“CJIS”) compliant redundant and security-enhanced storage of all uploaded videos.

FleetVU Manager is our web-based software for commercial fleet tracking and monitoring that features and manages video captured by our Video Event Data Recorders of incidents requiring attention, such as accidents. This software solution features our cloud-based web portal that utilizes many of the features of our VUVault.NET law-enforcement cloud-based storage solution.

Other Products

During the last year, we focused our research and development efforts to meet the varying needs of our customers, enhance our existing products and commence development of new products and product categories. Our research and development efforts are intended to maintain and enhance our competitiveness in the market niche we have carved out, as well as positioning us to compete in diverse markets outside of law enforcement.

Corporate History

We were incorporated in Nevada on December 13, 2000 as Vegas Petra, Inc. From that date until November 30, 2004, when we entered into a Plan of Merger with Digital Ally, Inc., a Nevada corporation which was formerly known as Trophy Tech Corporation (the “Acquired Company”), we had not conducted any operations and were a closely-held company. In conjunction with the merger, we were renamed Digital Ally, Inc.

The Acquired Company, which was incorporated on May 16, 2003, engaged in the design, development, marketing and sale of bow hunting-related products. Its principal product was a digital video recording system for use in the bow hunting industry. It changed its business plan in 2004 to adapt its digital video recording system for use in the law enforcement and security markets. We began shipments of our in-car digital video rear view mirror in March 2006.

On January 2, 2008, we commenced trading on the NASDAQ Capital Market under the symbol “DGLY.” We conduct our business from 9705 Loiret Boulevard, Lenexa, Kansas 66219.

5

Where You Can Find Us

Our executive offices are located at 9705 Loiret Boulevard, Lenexa, Kansas 66219, and our telephone number is (913) 814-7774. Our website address is www.digitalallyinc.com. Information contained on our website does not form part of this prospectus and is intended for informational purposes only.

Recent Developments

Strategic Alternative Developments

The Company’s Board of Directors has initiated a review of strategic alternatives to best position the Company for the future, including, but not limited to, monetizing its patent portfolio and related patent infringement litigation against Axon and WatchGuard, the sale of all or certain assets, properties or groups of properties or individual businesses or merger or combination with another company. The result of the strategic review may also include the continued implementation of the Company’s business plan with additional debt or equity financing. The Company retained Roth Capital Partners, LLC (“Roth”) to assist in this review and process and the Company is considering alternatives to address its near-term and long-term liquidity and operational issues. There can be no assurance that a transaction or financing will result from this process. As part of this overall strategic alternatives process, the Board of Directors approved a private placement that closed on April 3, 2018 (with an additional tranche that closed on May 11, 2018) and is described below in “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Management believes that financing has addressed the Company’s near-term liquidity needs which primarily included the repayment of principal and interest on the Debentures (as defined below), June Notes (as defined below) and Secured Note (as defined below).

Financing Developments

On April 3, 2018, and May 11, 2018, we completed a private placement (the “Private Placement”) of $6.875 million in principal amount of Senior Secured Convertible Promissory Notes (the “Notes”) and warrants to purchase 916,667 shares of Common Stock of the Company (the “Warrants”) to institutional investors. The Notes and Warrants were issued pursuant to a Securities Purchase Agreement, dated April 3, 2018 (the “Purchase Agreement”) between the Company and the purchasers’ signatory thereto (the “Holders”). Additionally, Notes and a Warrants were issued to two of the selling stockholders pursuant to their respective participation rights under that certain Securities Purchase Agreement, dated August 21, 2017 (the “2017 Purchase Agreement”). One of the institutional investors that participated pursuant to the 2017 Purchase Agreement closed its tranche with the Company on May 11, 2018.

The Private Placement resulted in gross proceeds of $6.25 million before placement agent fees and other expenses associated with the transaction. The proceeds will be used primarily for full repayment of the 8% Senior Convertible Notes (the “Notes”) issued in December 2016, other outstanding debt of the Company, working capital, and general corporate purposes. Roth acted as placement agent for the Company.

See “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for additional information.

Litigation Developments

Axon

The Company owns U.S. Patent No. 9,253,452 (the “ ‘452 Patent”), which generally covers the automatic activation and coordination of multiple recording devices in response to a triggering event, such as a law enforcement officer activating the light bar on the vehicle.

The Company commenced an action on January 15, 2016 in the U.S. District Court for the District of Kansas (Case No: 2:16-cv-02032) against Axon, alleging willful patent infringement against Axon’s body camera product line and Signal auto-activation product. The Company is seeking both monetary damages and a permanent injunction against Axon for infringement of the ‘452 Patent.

6

In addition to the infringement claims, the Company alleged that Axon conspired to keep the Company out of the marketplace by engaging in improper, unethical, and unfair competition. The amended lawsuit alleges Axon bribed officials and otherwise conspired to secure no-bid contracts for its products in violation of both state law and federal antitrust law. The Company’s lawsuit also seeks monetary and injunctive relief, including treble damages, for these alleged violations.

Axon filed an answer, which denied the patent infringement allegations on April 1, 2016. In addition, Axon filed a motion to dismiss all allegations in the complaint on March 4, 2016 for which the Company filed an amended complaint on March 18, 2016 to address certain technical deficiencies in the pleadings. Axon amended and renewed its motion to seek dismissal of the allegations that it had bribed officials and otherwise conspired to secure no-bid contracts for its products in violation of both state law and federal antitrust law on April 1, 2016. In January 2017, the Court granted Axon’s motion to dismiss the portion of the lawsuit regarding claims that it had bribed officials and otherwise conspired to secure no-bid contracts for its products in violation of both state law and federal antitrust law. We have appealed this decision to the United States Court of Appeals for the Federal Circuit and is awaiting its decision.

In December 2016 and January 2017, Axon filed two petitions for Inter Partes Review (“IPR”) against the ‘452 Patent. USPTO rejected both of Axon’s petitions and Axon is now statutorily precluded from filing any more IPR petitions against the ‘452 Patent.

The action in the District Court of Kansas was temporarily stayed following the filing of the petitions for IPR. However, on November 17, 2017, the Federal District Court of Kansas rejected Axon’s request to maintain the stay. With this significant ruling, the parties will now proceed towards trial. Since litigation has resumed, a Markman hearing was held on March 7, 2018 and the parties have continued to engage in discovery. All remaining significant deadlines will be set when the Court issues its Markman order.

WatchGuard

On May 27, 2016 the Company commenced an action against WatchGuard, (Case No. 2:16-cv-02349-JTM-JPO) alleging patent infringement based on WatchGuard’s VISTA Wifi and 4RE In-Car product lines.

The USPTO has granted multiple patents to the Company with claims covering numerous features, such as automatically activating all deployed cameras in response to the activation of just one camera. Additionally, Digital Ally’s patent claims cover automatic coordination as well as digital synchronization between multiple recording devices. It also has patent coverage directed to the coordination between a multi-camera system and an officer’s smartphone, which allows an officer to more readily assess an event on the scene while an event is taking place or immediately after it has occurred.

The Company’s lawsuit alleges that WatchGuard incorporated this patented technology into its VISTA Wifi and 4RE In-Car product lines without its permission. Specifically, Digital Ally is accusing WatchGuard of infringing three patents: the U.S. Patent No. 8,781,292 (‘292 Patent) and ‘452 Patents and U.S. Patent No. 9,325,950 the (“ ‘950 Patent”). The Company is aggressively challenging WatchGuard’s infringing conduct, seeking both monetary damages, as well as seeking a permanent injunction preventing WatchGuard from continuing to sell its VISTA Wifi and 4RE In-Car product lines using Digital Ally’s own technology to compete against it. On May 8, 2017, WatchGuard filed a petition seeking IPR of the ‘950 Patent. We will vigorously oppose that petition.

On December 4, 2017 The Patent Trial and Appeal Board (“PTAB”) rejected the request of WatchGuard Video to institute an IPR on the ‘950 Patent. The lawsuit also involves the ‘292 Patent and the ‘452 Patent, the same two patents asserted against Axon. The ‘292 Patent is in the IPR process with the USPTO which is expected to be ruled on in June 2018, while WatchGuard is now statutorily barred from any further IPR’s challenges with respect to the ‘950 Patent. The lawsuit has been stayed pending a decision from the USPTO on the ‘292 Patent IPR petition which is expected in June 2018.

7

THE OFFERING

Common Stock to be offered by the Selling Stockholders	3,666,667 shares of Common Stock consisting of: ● 2,750,000 shares underlying the Notes; and ● 916,667 shares underlying the Warrant.

Common Stock outstanding prior to this offering (1)	7,132,331 shares of Common Stock
Common Stock to be outstanding after this offering, after giving effect to the issuance of 3,666,667 shares underlying the Notes and Warrants (1)	10,798,998 shares of Common Stock.

Use of proceeds	We will not receive any of the proceeds from any sale of the shares of Common Stock by the Selling Stockholders. We may receive proceeds in the event that any of the Warrants are exercised at an exercise price of $3.00 per share. The net proceeds of this offering will be used to repay $250,000 in subordinated debt, expenses of this offering, and for working capital and general corporate purposes.

Market symbol and trading	Our Common Stock is listed on the NASDAQ Capital Market under the symbol “DGLY.” There is no established trading market for the Warrants and we do not expect a trading market to develop. We do not intend to list the Warrants on any securities exchange or other trading market. Without a trading market, the liquidity of the Warrants will be extremely limited.

Risk factors	Investing in our securities involves a high degree of risk. You should read the “Risk Factors” section on page [____] of this prospectus for a discussion of factors to consider before deciding to invest in the units.

NASDAQ Symbol	DGLY

(1)	The number of shares of our Common Stock outstanding prior to and to be outstanding immediately after this offering, as set forth in the table above, is based on 7,132,331 shares outstanding as of May 17, 2018, and including or excluding the following as of such date:

●	Excludes 274,637 shares of Common Stock issuable upon exercise of outstanding options with a weighted average exercise price of $4.55 per share.

●	Includes 740,525 shares of Common Stock subject to forfeiture pursuant to outstanding non-vested Restricted Stock grants

●	Excludes 106,563 shares of Common Stock reserved for future issuance pursuant to our existing stock incentive plans;

●	Excludes 4,246,133 shares of Common Stock issuable upon exercise of warrants outstanding as of May 17, 2018 having a weighted average exercise price of $5.73 per share;

●	Excludes 2,750,000 shares of Common Stock issuable upon conversion of the Notes offered in this offering;

●	Excludes 916,667 shares of Common Stock issuable upon exercise of the Warrants offered in this offering; and

●	Includes 63,518 shares of Common Stock held as treasury stock

8

RISK FACTORS

An investment in our Common Stock involves a high degree of risk. You should consider and read carefully all the risks and uncertainties described below, together with all the other information contained or incorporated by reference into this prospectus and in any free writing prospectus before deciding to invest in our Common Stock. If any of the following risks, or any risk described elsewhere in this prospectus or in the documents incorporated by reference herein, occurs, our business, business prospects, financial condition, results of operations or cash flows could be materially adversely affected. In any such case, the trading price of our Common Stock could decline, and you could lose all or part of your investment. The risks described below and in the documents incorporated by reference herein are not the only ones facing us. Additional risks not currently known to us or that we currently deem immaterial may also adversely affect us. This prospectus also contains forward-looking statements, estimates and projections that involve risks and uncertainties. Our actual results could differ materially from those anticipated in the forward-looking statements because of specific factors, including the risks described below and in the documents incorporated by reference herein.

You should carefully consider the following risk factors in evaluating our business and us. The factors listed below and in the prospectus, represent certain important factors that we believe could cause our business results to differ. These factors are not intended to represent a complete list of the general or specific risks that may affect us. It should be recognized that other risks may be significant, presently or in the future, and the risks set forth below may affect us to a greater extent than indicated. If any of the following risks occur, our business, financial condition or results of operations could be materially and adversely affected. You should also consider the other information included in our annual report on Form 10-K for the year ended December 31, 2017 and subsequent quarterly reports filed with the Securities and Exchange Commission.

We have incurred losses in recent years.

We have had net losses for several years and had an accumulated deficit of $64,426,587 at March 31, 2018, which includes our net losses of $2,588,232 for the three months ended March 31, 2018 as compared to $2,032,955 for the three months ended March 31, 2017. We have implemented several initiatives intended to improve our revenues and reduce our operating costs with a goal of restoring profitability. If we are unsuccessful in this regard, it will have a material adverse impact on our business, prospects, operating results and financial condition.

We will likely need to raise capital to repay maturing debt – going concern.

The $250,000 principal amount of the subordinated notes payable that we issued in February 2018 mature on June 7, 2018. Additionally, the $6.875 million principal balance of the Notes requires monthly repayment of principal and interest beginning in July 2018 through May 2019 unless the Notes are converted by their holders ($2.50 per share conversion price) or assuming the Company meets certain equity condition defined in the Note, the Company elects to repay the Notes in shares of Common Stock to make the monthly required payment in part or in full. The subordinated note payable and Notes represent current liabilities as of May 17, 2018. We will likely be required to raise substantial additional funds to pay the monthly amortization of principal and interest of the Notes and provide working capital if operating results and liquidity do not improve before the required monthly payments begin in July 2018 with respect to the Notes. Our operating losses and these conditions indicate that there is substantial doubt about our ability to continue as a going concern within one year after the date that the financial statements are issued.

We need to restore positive operating cash flows and profitability over the next twelve months and/or raise additional capital to fund operations, accommodate the potential liquidity needs to pay the monthly payment of principal and interest on the Notes as they become due, meet our normal trade payable payment obligations and execute our business plan. We believe that it is likely that we will find it necessary to raise capital to meet these needs, including pursuing a debt or equity offering or a financing transaction involving our intellectual property portfolio. There can be no assurance that we will be successful in restoring positive cash flows and profitability, or that we can raise additional financing if and when needed, and obtain it on terms acceptable or favorable to us.

9

We do not have any revolving credit facilities and it may be difficult for us to enter into one.

We have no revolving credit facility to fund our operating needs should it become necessary. It will be difficult to obtain an institutional line of credit facility given our recent operating losses and the current banking environment, which may adversely affect our ability to finance our business, grow or be profitable. Further, even if we could obtain a new credit facility, in all likelihood it would not be on terms favorable to us.

If we are unable to manage our current business activities, our prospects may be limited and our future profitability may be adversely affected.

We experienced a decline in our operating results from 2009 to 2017 and to date in 2018. Our revenues have been unpredictable, which poses significant burdens on us to be proactive in managing production, personnel levels and related costs. We will need to improve our revenues, operations, financial and other systems to manage our business effectively, and any failure to do so may lead to inefficiencies and redundancies which reduce our prospects to return to profitability.

There are risks related to dealing with domestic governmental entities as customers.

One of the principal target markets for our products is the law enforcement community. In this market, the sale of products will be subject to budget constraints of governmental agencies purchasing these products, which could result in a significant reduction in our anticipated revenues. Such governmental agencies have experienced budgetary pressures because of the recent recession and its impact on local sales, property and income taxes that provide funding for purchasing our products. These agencies also may experience political pressure that dictates the way they spend money. Thus, even if an agency wants to acquire our products, it may be unable to purchase them due to budgetary or political constraints, even if such agencies have the necessary funds, we may experience delays and relatively long sales cycles due to their internal decision-making policies and procedures.

There are risks related to dealing with foreign governmental entities as customers.

We target the law enforcement community in foreign countries for the sale of many of our products. While foreign countries vary, generally the sale of our products will be subject to political and budgetary constraints of foreign governments and agencies purchasing these products, which could result in a significant reduction in our anticipated revenues. Many foreign governments are experiencing budgetary pressures because of the recent global recession and its impact on taxes and tariffs that in many cases provide funding for purchasing our products. Law enforcement agencies within these countries also may experience political pressure that dictates the way they spend money. Thus, even if a foreign country or its law enforcement agencies want to acquire our products, it may be unable to purchase them due to budgetary or political constraints. We cannot assure investors that such governmental agencies will have the necessary funds to purchase our products even though they may want to do so. Further, even if such agencies have the necessary funds, we may experience delays and relatively long sales cycles due to their internal decision-making policies and procedures.

International law enforcement and other agencies that may consider using our products must analyze a wide range of issues before committing to purchase products like ours, including training costs, product reliability and budgetary constraints. The length of our sales cycle may range from a few months to a year or more. We may incur substantial selling costs and expend significant effort in connection with the evaluation of our products by potential customers before they place an order. Initial orders by foreign governments and agencies typically are for a small number of units that are used to evaluate the products. If these potential customers do not purchase our products, we will have expended significant resources and receive no revenue in return. In addition, we may be selected as the vendor of choice by these foreign customers but never receive the funding necessary to purchase our product due to political or economic reasons.

10

We are marketing our DVM-250, DVM-250 Plus event recorder and FirstVU HD products to commercial customers, which is a relatively new sales channel for us and we may experience problems in gaining acceptance.

The principal target commercial market for our event recorder products is commercial fleet operators, such as taxi cabs, limousine services, transit buses, ambulance services and a variety of delivery services. In addition, we are marketing our First HD to commercial customers. These are relatively new sales channels for us and we may experience difficulty gaining acceptance of our other products by the targeted customers. Our sales of such products will be subject to budget constraints of both the large and small prospective customers, which could result in a significant reduction in our anticipated revenues. Certain of such companies have experienced budgetary and financial pressures because of the recent recession and slow recovery and their impact on their revenues, all of which may negatively impact their ability to purchase our products. Thus, even if prospective customers want to acquire our products, they may be unable to do so because of such factors. Further, even if such companies have the necessary funds, we may experience delays and relatively long sales cycles due to their internal decision-making policies and procedures.

We are operating in a developing market and there is uncertainty as to market acceptance of our technology and products.

The markets for our new and enhanced products and technology are developing and rapidly evolving. They are characterized by an increasing number of market entrants who have developed or are developing a wide variety of products and technologies, a number of which offer certain of the features that our products offer. Because of these factors, demand and market acceptance for new products are subject to a high level of uncertainty. There can be no assurance that our technology and products will become widely accepted. It is also difficult to predict with any assurance the future growth rate, if any, and size of the market. If a substantial market fails to develop, develops more slowly than expected or becomes saturated with competitors or if our products do not achieve or continue to achieve market acceptance, our business, operating results and financial condition will be materially and adversely affected.

Our technology may also be marketed and licensed to device manufacturers for inclusion in the products and equipment they market and sell as an embedded solution. As with other new products and technologies designed to enhance or replace existing products or technologies or change product designs, these potential partners may be reluctant to integrate our digital video recording technology into their systems unless the technology and products are proven to be both reliable and available at a competitive price. Even assuming product acceptance, our potential partners may be required to redesign their systems to effectively use our digital video recording technology. The time and costs necessary for such redesign could delay or prevent market acceptance of our technology and products. A lack of, or delay in, market acceptance of our digital video recording technology and products would adversely affect our operations. There can be no assurance that we will be able to market our technology and products successfully or that any of our technology or products will be accepted in the marketplace.

We expend significant resources in anticipation of a sale due to our lengthy sales cycle and may receive no revenue in return.

Generally, law enforcement and other agencies and commercial fleet and mass transit operators that may consider using our products must analyze a wide range of issues before committing to purchase products like ours, including training costs, product reliability and budgetary constraints. The length of our sales cycle may range from several months to a year or more. We may incur substantial selling costs and expend significant effort in connection with the evaluation of our products by potential customers before they place an order. Initial orders by agencies typically are for a small number of units that are used to evaluate the products. If these potential customers do not purchase our products, we will have expended significant resources and have received no revenue in return.

Our market is characterized by new products and rapid technological change.

The market for our products is characterized by rapidly changing technology and frequent new product introductions. Our future success will depend in part on our ability to enhance our existing technologies and products and to introduce new products and technologies to meet changing customer requirements. We are currently devoting, and intend to continue to devote, significant resources toward the development of new digital video recording technology and products both as stand-alone products and embedded solutions in third party products and systems. There can be no assurance that we will successfully complete the development of these technologies and related products in a timely fashion or that our current or future products will satisfy the needs of the digital video recording market. There can also be no assurance that digital video recording products and technologies developed by others will not adversely affect our competitive position or render our products or technologies non-competitive or obsolete.

11

We depend on sales from our in-car video products and body-worn cameras and if these products become obsolete or not widely accepted, our growth prospects will be diminished.

We derived our revenues in 2017 and to date in 2018 predominantly from sales of our in-car video systems, including the DVM-800, our largest selling product, and the FirstVU HD body-worn camera, our second largest selling product. We expect to continue to depend on sales of these products during 2018. A decrease in the prices of, or the demand for our in-car video products, or the failure to achieve broad market acceptance of our new product offerings, would significantly harm our growth prospects, operating results and financial condition.

We substantially depend on our research and development activities to design new products and upgrades to existing products and if these products are not widely accepted, or we encounter difficulties and delays in launching these new products, our growth prospects will be diminished.

We have a number of active research and development projects underway that are intended to launch new products or upgrades to existing products. We may incur substantial costs and/or delays in completion of these activities that may not result in viable products or may not be received well by our potential customers. We incurred $3,149,011 and $3,186,137 in research and development expenses during the years ended December 31, 2017 and 2016, respectively, which represent a substantial expense in relation to our total revenues and net losses. If we are unsuccessful in bringing these products from the engineering prototype phase to commercial production, we could incur additional expenses (in addition to those already spent) without receiving revenues from the new products. Also, these new products may fail to achieve broad market acceptance and may not generate revenue to cover expenses incurred to design, develop, produce and market the new product offerings. Substantial delays in the launch of one or more products could negatively impact our revenues and increase our costs, which could significantly harm our growth prospects, operating results and financial condition.

If we are unable to compete in our market, you may lose all or part of your investment.

The law enforcement and security surveillance markets are extremely competitive. Competitive factors in these industries include ease of use, quality, portability, versatility, reliability, accuracy and cost. There are companies with direct competitive technology and products in the law enforcement and surveillance markets for all our products and those we have in development. Many of these competitors have significant advantages over us, including greater financial, technical, marketing and manufacturing resources, more extensive distribution channels, larger customer bases and faster response times to adapt new or emerging technologies and changes in customer requirements. Our primary competitors include L-3 Mobile-Vision, Inc., Coban Technologies, Inc., WatchGuard, Kustom Signals, Panasonic System Communications Company, International Police Technologies, Inc. and a number of other competitors who sell or may in the future sell in-car video systems to law enforcement agencies. Our primary competitors in the body-worn camera market include Axon, Reveal Media and VieVU, Inc. We face similar and intense competitive factors for our event recorders in the mass transit markets as we do in the law enforcement and security surveillance markets. We will also compete with any company making surveillance devices for commercial use. Many of our competitors have greater financial, technical marketing, and manufacturing resources than we do. Our primary competitors in the commercial fleet sector include Lytx, Inc. (previously DriveCam, Inc.) and SmartDrive Systems.

There can be no assurance that we will be able to compete successfully in these markets. Further, there can be no assurance that new and existing companies will not enter the law enforcement and security surveillance markets in the future.

Although we believe that our products will be distinguishable from those of our competitors based on their technological features and functionality at an attractive value proposition, there can be no assurance that we will be able to penetrate any of our anticipated competitors’ portions of the market. Many of our anticipated competitors may have existing relationships with equipment or device manufacturers that may impede our ability to market our technology to those potential customers and build market share. There can be no assurance that we will be able to compete successfully against current or future competitors or that competitive pressures will not have a material adverse effect on our business, operating results and financial condition. If we are not successful in competing against our current and future competitors, you could lose your entire investment. See “Business” for additional information.

12

Defects in our products could impair our ability to sell our products or could result in litigation and other significant costs.

Any significant defects in our products may result in, among other things, delay in time-to-market, loss of market acceptance and sales of our products, diversion of development resources, and injury to our reputation, or increased warranty costs. Because our products are technologically complex, they may contain defects that cannot be detected prior to shipment. These defects could harm our reputation and impair our ability to sell our products. The costs we may incur in correcting any product defects may be substantial and could decrease our profit margins. In 2017 and 2016 we had certain product quality issues with the DVM -800 and FirstVU HD, which adversely affected our revenues and operating results.

In addition, errors, defects or other performance problems could result in financial or other damages to our customers, which could result in litigation. Product liability litigation, even if we prevail, would be time consuming and costly to defend. Our product liability insurance may not be adequate to cover claims. Our product liability insurance coverage per occurrence is $1,000,000, with a $2,000,000 aggregate for our general business liability coverage and an additional $1,000,000 per occurrence. Our excess or umbrella liability coverage per occurrence and in aggregate is $5,000,000.

Product defects can be caused by design errors, programming bugs, or defects in component parts or raw materials. This is common to every product manufactured which is based on modern electronic and computer technology. Because of the extreme complexity of digital in-car video systems, one of the key concerns is operating software robustness. Some of the software modules are provided to us by outside vendors under license agreements, while other portions are developed by our own software engineers. As with any software-dependent product, “bugs” can occur, even with rigorous testing before release of the product. The software included in our digital video rear view mirror products is designed to be “field upgradeable” so that changes or fixes can be made by the end user by downloading new software through the internet. We intend to incorporate this technology into any future products as well, providing a quick resolution to potential software issues that may arise over time.

As with all electronic devices, hardware issues can arise from many sources. The component electronic parts we utilize come from many sources around the world. We attempt to mitigate the possibility of shipping defective products by fully testing sub-assemblies and thoroughly testing assembled units before they are shipped out to our customers. Because of the nature and complexity of some of the electronic components used, such as microprocessor chips, memory systems, and zoom video camera modules, it is not technically or financially realistic to attempt to test every single aspect of every single component and their potential interactions. By using components from reputable and reliable sources, and by using professional engineering, assembly, and testing methods, we seek to limit the possibility of defects slipping through. In addition to internal testing, we now have thousands of units in the hands of law enforcement departments and in use every day. Over the past years of field use we have addressed a number of subtle issues and made refinements requested by the end-user.

We are dependent on key personnel.

Our success will be largely dependent upon the efforts of our executive officers, Stanton E. Ross and Thomas J. Heckman. We do not have employment agreements with Messrs. Ross or Heckman. The loss of the services of these individuals could have a material adverse effect on our business and prospects. There can be no assurance that we will be able to retain the services of such individuals in the future. We have not obtained key-man life insurance policies on these individuals. We are also dependent to a substantial degree on our technical, research and development staff. Our success will be dependent upon our ability to hire and retain additional qualified technical, research, management, marketing and financial personnel. We will compete with other companies with greater financial and other resources for such personnel. Although we have not had trouble in attracting qualified personnel to date, there can be no assurance that we will be able to retain our present personnel or acquire additional qualified personnel as and when needed.

We are dependent on manufacturers and suppliers.

We purchase, and intend to continue to purchase, substantially all the components for our products and some entire products, from a limited number of manufacturers and suppliers, most of whom are located outside the United States. Our internal process is principally to assemble the various components and subassemblies manufactured by our suppliers and test the assembled product prior to shipping to our customers. We do not intend to directly manufacture any of the equipment or parts to be used in our products. Our reliance upon outside manufacturers and suppliers, including foreign suppliers, is expected to continue, increase in scope and involves several risks, including limited control over the availability of components, and products themselves and related delivery schedules, pricing and product quality. We may be subject to political and social risks associated with specific regions of the world including those that may be subject to changes in tariffs that may have substantial affects on our product costs and supply chain reliability and availability. We may experience delays, additional expenses and lost sales if we are required to locate and qualify alternative manufacturers and suppliers.

13

A few of the semiconductor chip components for our products are produced by a very small number of specialized manufacturers. Currently, we purchase one essential semiconductor chip from a single manufacturer. While we believe that there are alternative sources of supply, if, for any reason, we are precluded from obtaining such a semiconductor chip from this manufacturer, we may experience long delays in product delivery due to the difficulty and complexity involved in producing the required component and we may also be required to pay higher costs for our components.

While we do the final assembly, testing, packaging, and shipment of certain of our products in-house, a number of our component parts are manufactured by subcontractors. These subcontractors include: raw circuit board manufacturers; circuit board assembly houses; injection plastic molders; metal parts fabricators; and other custom component providers. While we are dependent upon these subcontractors to the extent that they are producing custom subassemblies and components necessary for manufacturing our products, we still own the designs and intellectual property involved. This means that the failure of any one contractor to perform may cause delays in production. However, we can mitigate potential interruptions by maintaining “buffer stocks” of critical parts and subassemblies and by using multiple sources for critical components. We also can move our subcontracting to alternate providers. Being forced to use a different subcontractor could cause production interruptions ranging from negligible, such as a few weeks, to very costly, such as four to six months. Further, the failure of a foreign manufacturer to deliver products to us timely, in sufficient quantities and with the requisite quality would have a material adverse impact on our business, operations and financial condition.

The only components that would require a complete redesign of our digital video electronics package are the chips manufactured by Texas Instruments. While there are competitive products available, each chip has unique characteristics that would require extensive tailoring of product designs to use it. The Texas Instrument chip is the heart of our video processing system. If Texas Instruments became unwilling or unable to provide us with these chips, we would be forced to redesign our digital video encoder and decoder systems. Such a complete redesign could take substantial time (over six months) to complete. We attempt to mitigate the potential for interruption by maintaining continuous stocks of these chips to support several months’ worth of production. In addition, we regularly check on the end-of-life status of these parts to make sure that we will know well in advance of any decisions by Texas Instruments to discontinue these parts. There are other semiconductors that are integral to our product design and which could cause delays if discontinued, but not to the same scale as the Texas Instrument chips.

Although we have not historically had significant supply chain issues with these manufacturers, suppliers, and subcontractors, there can be no assurance that we will be able to retain our present relationships and should we lose these manufacturers, suppliers, and subcontractors, our business would be adversely affected.

We are uncertain of our ability to protect technology through patents.

Our ability to compete effectively will depend on our success in protecting our proprietary technology, both in the United States and abroad. We have filed for a total of 37 patents for protection in the United States and certain other countries to cover certain design aspects of our products. We license the critical technology on which our products are based from Sasken-Ingenient, Inc. (“Sasken”) and Lead (“Lead”) Technologies pursuant to license agreements. However, the technology licensed from these parties is critical because it is the basis of our current product design. We may choose to use other video encoding and decoding technology in future products, thus lessening our dependence on our licenses with these companies.

We have been issued a total of 22 patents to date by the USPTO. In addition, we have 15 patent applications that are still under review by the U.S. Patent Office and, therefore, we have not yet been issued all the patents that we applied for in the United States. No assurance can be given that any patents relating to our existing technology will be issued from the United States or any foreign patent offices, that we will receive any patents in the future based on our continued development of our technology, or that our patent protection within and/or outside of the United States will be sufficient to deter others, legally or otherwise, from developing or marketing competitive products utilizing our technologies.

14

If our patents were to be denied as filed, we would seek to obtain different patents for other parts of our technology. If our main patent, which relates to the placement of the in-car video system in a rear-view mirror, is denied, it could potentially allow our competitors to build very similar devices. However, we believe that very few of our competitors would be capable of this because of the level of technical sophistication and level of miniaturization required. Even if we obtain patents, there can be no assurance that they will be enforceable to prevent others from developing and marketing competitive products or methods. If we bring an infringement action relating to any future patents, it may require the diversion of substantial funds from our operations and may require management to expend efforts that might otherwise be devoted to our operations. Furthermore, there can be no assurance that we will be successful in enforcing our patent rights.

Further, if any patents are issued there can be no assurance that patent infringement claims in the United States or in other countries will not be asserted against us by a competitor or others, or if asserted, that we will be successful in defending against such claims. If one of our products is adjudged to infringe patents of others with the likely consequence of a damage award, we may be enjoined from using and selling such product or be required to obtain a royalty-bearing license, if available on acceptable terms. Alternatively, if a license is not offered, we might be required, if possible, to redesign those aspects of the product held to infringe to avoid infringement liability. Any redesign efforts we undertake might be expensive, could delay the introduction or the re-introduction of our products into certain markets, or may be so significant as to be impractical.

We are involved in litigation relating to our intellectual property.

We are subject to various legal proceedings arising from normal business operations. Although there can be no assurances, based on the information currently available, management believes that it is probable that the ultimate outcome of each of the actions will not have a material adverse effect on our consolidated financial statements. However, an adverse outcome in certain of the actions could have a material adverse effect on our financial results in the period in which it is recorded.

Axon Enterprises, Inc. – (Formerly Taser International, Inc.). The Company owns U.S. Patent No. 9,253,452 (the “ ‘452 Patent”), which generally covers the automatic activation and coordination of multiple recording devices in response to a triggering event, such as a law enforcement officer activating the light bar on the vehicle.

The Company commenced an action on January 15, 2016 in the U.S. District Court for the District of Kansas (Case No: 2:16-cv-02032) against Axon, alleging willful patent infringement against Axon’s body camera product line and Signal auto-activation product. The Company is seeking both monetary damages and a permanent injunction against Axon for infringement of the ‘452 Patent.

In addition to the infringement claims, the Company brought claims alleging that Axon conspired to keep the Company out of the marketplace by engaging in improper, unethical, and unfair competition. The amended lawsuit alleges Axon bribed officials and otherwise conspired to secure no-bid contracts for its products in violation of both state law and federal antitrust law. The Company’s lawsuit also seeks monetary and injunctive relief, including treble damages, for these alleged violations.

Axon filed an answer, which denied the patent infringement allegations on April 1, 2016. In addition, Axon filed a motion to dismiss all allegations in the complaint on March 4, 2016 for which the Company filed an amended complaint on March 18, 2016 to address certain technical deficiencies in the pleadings. Axon amended and renewed its motion to seek dismissal of the allegations that it had bribed officials and otherwise conspired to secure no-bid contracts for its products in violation of both state law and federal antitrust law on April 1, 2016. Formal discovery commenced on April 12, 2016 with respect to the patent related claims. In January 2017, the Court granted Axon’s motion to dismiss the portion of the lawsuit regarding claims that it had bribed officials and otherwise conspired to secure no-bid contracts for its products in violation of both state law and federal antitrust law. The Company has appealed this decision to the United States Court of Appeals for the Federal Circuit and is awaiting its decision.

In December 2016 and January 2017, Axon filed two petitions for Inter Partes Review (“IPR”) against the ‘452 Patent. The USPTO rejected both of Axon’s petitions. Axon is now statutorily precluded from filing any more IPR petitions against the ‘452 Patent.

15

The District Court litigation in Kansas was temporarily stayed following the filing of the petitions for IPR. However, on November 17, 2017, the Federal District Court of Kansas rejected Axon’s request to maintain the stay. With this significant ruling, the parties will now proceed towards trial. Since litigation has resumed, a Markman hearing was held on March 7, 2018 and the parties have continued to engage in discovery. All remaining significant deadlines will be set when the Court issues its Markman order.

Enforcement Video, LLC d/b/a WatchGuard Video. On May 27, 2016 the Company commenced an action against WatchGuard, (Case No. 2:16-cv-02349-JTM-JPO), alleging patent infringement based on WatchGuard’s VISTA Wifi and 4RE In-Car product lines.

The USPTO has granted multiple patents to the Company with claims covering numerous features, such as automatically activating all deployed cameras in response to the activation of just one camera. Additionally, Digital Ally’s patent claims cover automatic coordination as well as digital synchronization between multiple recording devices. It also has patent coverage directed to the coordination between a multi-camera system and an officer’s smartphone, which allows an officer to more readily assess an event on the scene while an event is taking place or immediately after it has occurred.

The Company’s lawsuit alleges that WatchGuard incorporated this patented technology into its VISTA Wifi and 4RE In-Car product lines without its permission. Specifically, Digital Ally is accusing WatchGuard of infringing three patents: the ‘292 Patent, ‘452 Patent and ‘950 Patent. The Company is aggressively challenging WatchGuard’s infringing conduct, seeking both monetary damages, as well as seeking a permanent injunction preventing WatchGuard from continuing to sell its VISTA Wifi and 4RE In-Car product lines using Digital Ally’s own technology to compete against it. On May 8, 2017, WatchGuard filed a petition seeking IPR of the ‘950 Patent. The Company will vigorously oppose that petition. On December 4, 2017 PTAB rejected the request of WatchGuard Video to institute an IPR on the ‘950 Patent. The lawsuit also involves the ‘292 Patent and the ‘452 Patent, the same two patents asserted against Axon. The ‘292 Patent is in the IPR process with the USPTO which is expected to be ruled on in June 2018, while WatchGuard is now statutorily barred from any further IPR’s challenges with respect to the ‘950 Patent. The lawsuit has been stayed pending a decision from the USPTO on the ‘292 Patent IPR petition which is expected in June 2018.

Utility Associates, Inc. On October 25, 2013, the Company commenced an action in the United States District Court for the District of Kansas (2:13-cv-02550-SAC) to eliminate threats by a competitor, Utility Associates, Inc. (“Utility”), of alleged patent infringement regarding U.S. Patent No. 6,831,556 (the “ ‘556 Patent”). Specifically, the lawsuit seeks a declaration that the Company’s mobile video surveillance systems do not infringe any claim of the ‘556 Patent. The Company became aware that Utility had mailed letters to current and prospective purchasers of its mobile video surveillance systems threatening that the use of such systems purchased from third parties not licensed to the ‘556 Patent would create liability for them for patent infringement.

In addition, the Company began proceedings to invalidate the ‘556 Patent through a request for IPR of the ‘556 patent at the USPTO. On July 27, 2015, the USPTO invalidated key claims in Utility’s ‘556 Patent. The final decision from the USPTO significantly curtailed Utility’s ability to threaten law enforcement agencies, municipalities, and others with infringement of the ‘556 Patent. Utility appealed this decision to the United States Court of Appeals for the Federal Circuit. The United States Court of Appeals for the Federal affirmed the ruling of the USPTO summarily thus concluding the matter.

On June 6, 2014 the Company filed a separate Unfair Competition action against Utility in the United States District Court for the District of Kansas. In that lawsuit it contended that Utility has disparaged the Company and illegally interfered with its contracts, customer relationships and business expectancies by falsely asserting to its customers and others that its products violate the ‘556 Patent, of which Utility claims to be the holder. In addition to damages, the Company sought permanent injunctive relief, prohibiting Utility from continuing to threated or otherwise interfere with the Company’s customers. On March 4, 2015, an initial hearing was held upon the Company’s request for injunctive relief.

16

Based upon facts revealed at a March 4, 2015 injunction hearing, on March 16, 2015, the Company sought leave to amend its complaint in the unfair competition suit to assert additional claims against Utility. Those new claims included claims of actual or attempted monopolization, in violation of § 2 of the Sherman Act, claims arising under a new Georgia statute that prohibits threats of patent infringement in “bad faith,” and additional claims of unfair competition/false advertising in violation of § 63(a) of the Lanham Act. The Court concluded its injunction hearing on April 22, 2015, and allowed the Company leave to add these claims, but denied its preliminary injunction. Subsequent to the injunction hearing, Utility withdrew from the market the in-car video recording device that it had sold in competition with the Company’s own products of similar function and which Utility had attempted to market using threats of patent infringement. After discovery closed, Utility filed a motion for summary judgment and the Company filed a motion for partial summary judgment. On March 30, 2017, the Court entered its order granting Utility’s motion and denying the Company’s motion for summary judgment. The Company believed the District Court had made several errors when ruling on the motions for summary judgment, and filed an appeal to the United States Court of Appeals for the Tenth Circuit (the “10th Circuit”). While the appeal was pending, Utility filed a motion for the recovery from the Company of some $800,000 in alleged attorney’s fees as provided, purportedly, under the Lanham Patent and Uniform Trade Secrets Act. That motion was denied in its entirety by final judgement entered February 14, 2018. On February 16, 2018, the 10th Circuit issued its decision affirming the decision of the District Court. The Company filed a petition for rehearing by the panel and en banc which has also been denied. Utility has filed its own motion for the recovery of attorney fees, on appeal in the alleged amount of $125,000. That motion has not yet been fully briefed but will be opposed by the Company on substantially the same grounds up which Utility’s prior motion for attorney’s fees was denied by the District Court.

The Company is also involved as a plaintiff and defendant in ordinary, routine litigation and administrative proceedings incidental to its business from time to time, including customer collections, vendor and employment-related matters. The Company believes the likely outcome of any other pending cases and proceedings will not be material to its business or its financial condition.

We are uncertain of our ability to protect our proprietary technology and information.

In addition to seeking patent protection, we rely on trade secrets, know-how and continuing technological advancement to seek to achieve and thereafter maintain a competitive advantage. Although we have entered into or intend to enter into confidentiality and invention agreements with our employees, consultants and advisors, no assurance can be given that such agreements will be honored or that we will be able to effectively protect our rights to our unpatented trade secrets and know-how. Moreover, no assurance can be given that others will not independently develop substantially equivalent proprietary information and techniques or otherwise gain access to our trade secrets and know-how.

Foreign currency fluctuations may affect our competitiveness and sales in foreign markets.

The relative change in currency values creates fluctuations in our product pricing for potential international customers. These changes in foreign end-user costs may result in lost orders and reduce the competitiveness of our products in certain foreign markets. These changes may also negatively affect the financial condition of some existing or potential foreign customers and reduce or eliminate their future orders of our products. We also import selected components which are used in the manufacturing of some of our products. Although our purchase orders are in the United States dollar, weakness in the United States dollar could lead to price increases for the components.

Risks related to our license arrangements.

We have licensing agreements with Sasken and Lead regarding certain software used as the platform for the proprietary software we have developed for use in our products. These licensing agreements have specified terms and are renewable on an annual basis unless both parties determine not to renew them and provided the parties are in compliance with the agreements. If we fail to make the payments under these licenses or if these licenses are not renewed for any reason, it would cause us significant time and expense to redevelop our software on a different software platform, which would have a material adverse effect on our business, operating results and financial condition.

17

Our revenues and operating results may fluctuate unexpectedly from quarter to quarter, which may cause our stock price to decline.

Our revenues and operating results have varied significantly in the past and may continue to fluctuate significantly in the future due to various factors that are both in and outside our control. Thus, we believe that period-to-period comparisons of our operating results may not be meaningful in the short-term, and our performance in a particular period may not be indicative of our performance in any future period.

Our management team and a few larger stockholders have sufficient voting power to make corporate governance decisions that could have significant effect on us and the other stockholders.

Our officers, directors and principal stockholders (greater than five percent (5%) stockholders) together control approximately 19.3% of our outstanding Common Stock at May 17, 2018, including options vested or to vest within sixty (60) days. Thus, these stockholders, if they act together, will be able to exert a significant degree of influence over our management and affairs and over matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. In addition, this concentration of ownership may delay or prevent a change in our control and might affect the market price of our Common Stock, even when a change in control may be in the best interest of all stockholders. Furthermore, the interests of this concentration of ownership may not always coincide with our interests or the interests of other stockholders. Accordingly, these stockholders could cause us to enter into transactions or agreements that we would not otherwise consider.

We are a party to several lawsuits both as a plaintiff and as a defendant in which we may ultimately not prevail resulting in losses and may cause our stock price to decline.

We are involved as a plaintiff and defendant in routine litigation and administrative proceedings incidental to our business from time to time, including customer collections, vendor and employment-related matters. See “Prospectus Summary” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for additional information. We believe that the likely outcome of any other pending cases and proceedings will not be material to our business or financial condition. However, there can be no assurance that we will prevail in the litigation or proceedings or that we may not have to pay damages or other awards to the other party.

Risks Relating to our Common Stock

The possible issuance of Common Stock subject to options, notes, and warrants may dilute the interest of stockholders.

We had granted options to purchase a total of 274,637 shares of Common Stock under our stock option and restricted stock plans, issued convertible promissory notes for the potential aggregate conversion of up to 2,750,000 shares of Common Stock, and issued Common Stock purchase warrants for the purchase of 4,246,133 shares of Common Stock, which are outstanding and unexercised as of May 17, 2018. The foregoing figures include the Notes and Warrants, which in the aggregate, permit the holders of such securities the right to convert or exercise in up to 3,666,667 shares of Common Stock.. To the extent that outstanding stock options and Warrants are exercised, dilution to the interests of our stockholders may occur. Moreover, the terms upon which we will be able to obtain additional equity capital may be adversely affected since the holders of the outstanding options can be expected to exercise them at a time when we would, in all likelihood, be able to obtain any needed capital on terms more favorable to us than those provided in such outstanding options.

We have never paid dividends and have no plans to in the future.

Holders of shares of Common Stock are entitled to receive dividends as may be declared by our Board of Directors. To date, we have paid no cash dividends on the issued and outstanding Common Stock and we do not expect to pay cash dividends in the foreseeable future. We intend to retain future earnings, if any, to provide funds for operation of our business. Therefore, any return investors in our Common Stock will have to be in the form of appreciation, if any, in the market value of their shares of Common Stock.

18

We have additional securities available for issuance, which, if issued, could adversely affect the rights of the holders of our Common Stock.

Our articles of incorporation authorize the issuance of 25,000,000 shares of Common Stock. The Common Stock can be issued by our Board of Directors without stockholder approval. Any future issuances of equity would further dilute the percentage ownership of us held by our stockholders.

Our stock price is likely to be highly volatile because of several factors, including a limited public float.

The market price of our Common Stock is likely to be highly volatile because there has been a relatively thin trading market for our stock, which causes trades of small blocks of stock to have a significant impact on our stock price. You may not be able to resell shares of our Common Stock following periods of volatility because of the market’s adverse reaction to volatility.

Other factors that could cause such volatility may include, among other things:

●	digital video in-car recording products not being accepted by the law enforcement industry or digital video recording not being accepted as evidence in criminal proceedings;
●	acceptance of our new products in the marketplace and, in particular, in the commercial market;
●	actual or anticipated fluctuations in our operating results;
●	the potential absence of securities analysts covering us and distributing research and recommendations about us;
●	overall stock market fluctuations;
●	economic conditions generally and in the law enforcement and security industries in particular;
●	announcements concerning our business or those of our competitors or customers;
●	our ability to raise capital when we require it, and to raise such capital on favorable terms;
●	we have no institutional line-of-credit available to fund our operations and we may be unable to obtain a line of credit under terms that are mutually agreeable;
●	changes in financial estimates by securities analysts or our failure to perform as anticipated by the analysts;
●	announcements of technological innovations;
●	conditions or trends in the industry;
●	litigation;
●	changes in market valuations of other similar companies;
●	announcements by us or our competitors of new products or of significant technical innovations, contracts, acquisitions, strategic partnerships or joint ventures;
●	future sales of Common Stock;
●	actions initiated by the SEC or other regulatory bodies;
●	existence or lack of patents or proprietary rights;
●	changes in accounting standards, policies, guidance, interpretations or principles;
●	statements or changes in opinions, ratings or earnings estimates made by brokerage firms or industry analysts relating to the markets in which we operate or expect to operate;
●	departure of key personnel or failure to hire key personnel; and
●	general market conditions.

Any of these factors could have a significant and adverse impact on the market price of our Commons stock. In addition, the stock market in general has at times experienced extreme volatility and rapid decline that has often been unrelated or disproportionate to the operating performance of particular companies. These broad market fluctuations may adversely affect the trading price of our Common Stock, regardless of our actual operating performance.

19

Indemnification of officers and directors.

Our articles of incorporation and the bylaws contain broad indemnification and liability limiting provisions regarding our officers, directors and employees, including the limitation of liability for certain violations of fiduciary duties. Our stockholders therefore will have only limited recourse against such individuals.

The market for our Common Stock is sometimes limited and may not provide adequate liquidity.

At times our Common Stock had been thinly traded on the NASDAQ Capital Market. On many days, the trading volume can be relatively small, which meant there was limited liquidity in our shares of Common Stock. Selling our shares during such periods is more difficult because smaller quantities of shares are bought and sold and news media coverage about us can be limited. These factors have at times resulted in a limited trading market for our Common Stock and therefore holders of our stock may have been unable to sell shares purchased, if they desired to do so.

If securities or industry analyst do not publish research reports about our business, or if they downgrade our stock, the price of our Common Stock could decline.

Small, relatively unknown companies can achieve visibility in the trading market through research and reports that industry or securities analysts publish. To our knowledge, there are no independent analysts who cover us. The lack of published reports by independent securities analysts could limit the interest in our Common Stock and negatively affect our stock price. Even if we did have such coverage, we would not have any control over the research and reports any analysts might publish. If any analyst who did cover us downgrades our stock, our stock price could decline. If any analyst who had been covering us ceases coverage of us or failed to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause our stock price or trading volume to decline.

Future sales of our Common Stock may depress our stock price.

On July 22, 2015, we closed a registered direct offering and a concurrent private placement in which we issued Series A Warrants, Series B Warrants and Series C Warrants that were exercisable to purchase a total of 1,539,590 shares of our Common Stock. The Series A Warrants and Series B Warrants expired in July 2017. The Series C Warrants are exercisable to purchase 879,766 shares for a term of five and one-half years from their dates of issuance at a price $13.43 per share. The issuance of the Series C Warrants may have had, and may continue to have, a depressive effect of the price of our Common Stock.

On April 3, 2018, we completed a private placement of Notes and Warrants (with an additional tranche closed on May 11, 2018) for gross proceeds of $6.25 million. The principal amount of the Notes is $6.875 million and they are convertible at any time after their date of issue at the option of the holders into shares of our Common Stock at $2.50 per share (the “Conversion Price”). The Notes mature on April 3, 2019, with monthly principal and interest repayments beginning in July 2018. The Warrants are exercisable to purchase up to an aggregate of 916,667 shares of our Common Stock commencing on the date of issuance at an exercise price of $3.00 per share (the “Exercise Price”). The Warrants will expire on the fifth (5th) anniversary of their date of issuance. The Conversion Price and Exercise Price are subject to adjustment upon stock splits, reverse stock splits, and similar capital changes.

We can make no prediction to the effect, if any, that future sales of our Common Stock, or the availability of our Common Stock for future sales, will have on the market price of our Common Stock. Sales in the public market of substantial amounts of our Common Stock, or the perception that such sales could occur, could adversely affect prevailing market prices for our Common Stock. The potential effect of these shares being sold may be to depress the price at which our Common Stock trades.

Our by-laws and Nevada law may discourage, delay or prevent a change of control of our company or changes in our management, would have the result of depressing the trading price of our Common Stock.

Provisions of Nevada anti-takeover law (NRS 78.378 et seq.) could have the effect of delaying or preventing a third-party from acquiring us, even if the acquisition arguably could benefit our stockholders. Various provisions of our by-laws may delay, defer or prevent a tender offer or takeover attempt of us that a stockholder might consider in his or her best interest. Our by-laws may be adopted, amended or repealed by the affirmative vote of the holders of at least a majority of our outstanding shares of capital stock entitled to vote for the election of directors, and except as provided by Nevada law, our Board of Directors shall have the power to adopt, amend or repeal the bylaws by a vote of not less than a majority of our directors. The interests of these stockholders and directors may not be consistent with your interests, and they may make changes to the by-laws that are not in line with your concerns.

20

Our authorized but unissued shares of Common Stock are available for our Board or Directors to issue without stockholder approval. We may use these additional shares for a variety of corporate purposes, however, faced with an attempt to obtain control of us by means of a proxy context, tender offer, merger or other transaction our Board of Directors acting alone and without approval of our stockholders can issue large amounts of capital stock as part of a defense to a take-over challenge.

The existence of the foregoing provisions and other potential anti-takeover measures could limit the price that investors might be willing to pay in the future for shares of our Common Stock. They could also deter potential acquirers of our company, thereby reducing the likelihood that you could receive a premium for your Common Stock in an acquisition.

We incur substantial costs as a result of being a public company and our management expects to devote substantial time to public company compliance programs.

As a public company, we incur significant legal, insurance, accounting and other expenses, including costs associated with public company reporting. We intend to invest resources to comply with evolving laws, regulations and standards, and this investment will result in increased general and administrative expenses and may divert management’s time and attention from product development and commercialization activities. If our efforts to comply with new laws, regulations and standards differ from the activities intended by regulatory or governing bodies due to ambiguities related to practice, regulatory authorities may initiate legal proceedings against us, and our business may be harmed. These laws and regulations could make it more difficult and costly for us to obtain director and officer liability insurance for our directors and officers, and we may be required to accept reduced coverage or incur substantially higher costs to obtain coverage. These factors could also make it more difficult for us to attract and retain qualified executive officers and qualified members of our Board of Directors, particularly to serve on our audit and compensation committees. In addition, if we are unable to continue to meet the legal, regulatory and other requirements related to being a public company, we may not be able to maintain the listing of our Common Stock on the NASDAQ Capital Market or on any other senior market to which we may apply for listing, which would likely have a material adverse effect on the trading price of our Common Stock.

If we are not able to comply with the applicable continued listing requirements or standards of NASDAQ, NASDAQ could delist our common stock.

Our common stock is currently listed on NASDAQ. In order to maintain that listing, we must satisfy minimum financial and other continued listing requirements and standards, including those regarding director independence and independent committee requirements, minimum stockholders’ equity, minimum share price, and certain corporate governance requirements. There can be no assurances that we will be able to comply with the applicable listing standards.

In the event that our common stock is delisted from NASDAQ and is not eligible for quotation on another market or exchange, trading of our common stock could be conducted in the over-the-counter market or on an electronic bulletin board established for unlisted securities such as the Pink Sheets or the OTC Bulletin Board. In such event, it could become more difficult to dispose of, or obtain accurate price quotations for, our common stock, and there would likely also be a reduction in our coverage by securities analysts and the news media, which could cause the price of our common stock to decline further. Also, it may be difficult for us to raise additional capital if we are not listed on a major exchange.

21

In the event that our common stock is delisted from NASDAQ, U.S. broker-dealers may be discouraged from effecting transactions in shares of our common stock because they may be considered penny stocks and thus be subject to the penny stock rules.

The SEC has adopted a number of rules to regulate “penny stock” that restrict transactions involving stock which is deemed to be penny stock. Such rules include Rules 3a51-1, 15g-1, 15g-2, 15g-3, 15g-4, 15g-5, 15g-6, 15g-7, and 15g-9 under the Securities and Exchange Act of 1934, as amended (the “Exchange Act”). These rules may have the effect of reducing the liquidity of penny stocks. “Penny stocks” generally are equity securities with a price of less than $5.00 per share (other than securities registered on certain national securities exchanges or quoted on the NASDAQ Stock Market if current price and volume information with respect to transactions in such securities is provided by the exchange or system). Our shares of common stock have in the past constituted, and may again in the future constitute, “penny stock” within the meaning of the rules. The additional sales practice and disclosure requirements imposed upon U.S. broker-dealers may discourage such broker-dealers from effecting transactions in shares of our common stock, which could severely limit the market liquidity of such shares of common stock and impede their sale in the secondary market.

A U.S. broker-dealer selling penny stock to anyone other than an established customer or “accredited investor” (generally, an individual with net worth in excess of  $1,000,000 or an annual income exceeding $200,000, or $300,000 together with his or her spouse) must make a special suitability determination for the purchaser and must receive the purchaser’s written consent to the transaction prior to sale, unless the broker-dealer or the transaction is otherwise exempt. In addition, the “penny stock” regulations require the U.S. broker-dealer to deliver, prior to any transaction involving a “penny stock”, a disclosure schedule prepared in accordance with SEC standards relating to the “penny stock” market, unless the broker-dealer or the transaction is otherwise exempt. A U.S. broker-dealer is also required to disclose commissions payable to the U.S. broker-dealer and the registered representative and current quotations for the securities. Finally, a U.S. broker-dealer is required to submit monthly statements disclosing recent price information with respect to the “penny stock” held in a customer’s account and information with respect to the limited market in “penny stocks”.

Stockholders should be aware that, according to the SEC, the market for “penny stocks” has suffered in recent years from patterns of fraud and abuse. Such patterns include (i) control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer; (ii) manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases; (iii) “boiler room” practices involving high-pressure sales tactics and unrealistic price projections by inexperienced sales persons; (iv) excessive and undisclosed bid-ask differentials and markups by selling broker-dealers; and (v) the wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, resulting in investor losses. Our management is aware of the abuses that have occurred historically in the penny stock market. Although we do not expect to be in a position to dictate the behavior of the market or of broker-dealers who participate in the market, management will strive within the confines of practical limitations to prevent the described patterns from being established with respect to our securities.

Risks Related to this Offering.

Sales of a substantial number of shares of our Common Stock in the public market, or the perception that such sales could occur, could cause our stock price to fall. 31.28% of our issued and outstanding shares of Common Stock will become freely tradable upon the effectiveness of the registration statement of which this prospectus forms a part.

If our existing stockholders including the Selling Stockholders decide to sell, or indicate an intention to sell, substantial amounts of our Common Stock in the public market after the legal restrictions on resale discussed in this prospectus lapse or after those shares become registered for resale pursuant to an effective registration statement, the trading price of our Common Stock could decline.

In addition, shares of Common Stock that are either subject to outstanding options or reserved for future issuance under our equity incentive plans will become eligible for sale in the public market to the extent permitted by the provisions of various vesting schedules, Rule 144 and Rule 701 under the Securities Act, and any future registration of such shares under the Securities Act. If these additional shares of Common Stock are sold, or if it is perceived that they will be sold, in the public market, the trading price of our Common Stock could decline.

22

Management will have broad discretion as to the use of the net proceeds from this offering, and we may not use these proceeds effectively.

Except for the repayments of the Notes, we have not designated the remaining portion of the net proceeds from this offering to be used for any particular purposes. Our management will have broad discretion in the application of the net proceeds from this offering and could spend the proceeds in ways that do not improve our results of operations or enhance the value of our Common Stock. Accordingly, you will be relying on the judgment of our management with regard to the use of these net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. Our failure to apply these funds effectively could have a material adverse effect on our business, delay the development of our product candidates and cause the price of our Common Stock to decline.

If our Common Stock is not listed on a national securities exchange, U.S. holders of the Warrants may not be able to exercise their Warrants without compliance with applicable state securities laws and the value of your Warrants may be significantly reduced.

If our Common Stock is subsequently delisted from the NASDAQ Capital Market and is not eligible to be listed on another national securities exchange, the exercise of the Warrants by U.S. holders may not be exempt from state securities laws. As a result, depending on the state of residence of a holder of the Warrants, a U.S. holder may not be able to exercise its Warrants unless we comply with any state securities law requirements necessary to permit such exercise or an exemption applies. Although we plan to use our reasonable efforts to assure that U.S. holders will be able to exercise their Warrants under applicable state securities laws if no exemption exists, there is no assurance that we will be able to do so. As a result, if our Common Stock is not approved for listing on the NASDAQ Capital Market or our Common Stock is delisted from the NASDAQ Capital Market and is not eligible to be listed on another securities exchange, your ability to exercise your warrants may be limited. The value of the warrants may be significantly reduced if U.S. holders are not able to exercise their warrants under applicable state securities laws.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, including the sections entitled “Risk Factors”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business”, contain forward-looking statements that include information relating to future events, future financial performance, strategies, expectations, our competitive environment, regulation and availability of resources. These forward-looking statements include, without limitation, statements regarding: proposed new products or services; our statements concerning litigation or other matters; statements concerning projections, predictions, expectations, estimates or forecasts for our business, financial and operating results and future economic performance; statements of management’s goals and objectives; trends affecting our financial condition, results of operations or future prospects; our financing plans or growth strategies; and other similar expressions concerning matters that are not historical facts. Words such as “may”, “will”, “should”, “could”, “would”, “predicts”, “potential”, “continue”, “expects”, “anticipates”, “future”, “intends”, “plans”, “believes” and “estimates,” and similar expressions, as well as similar statements in the future tense, identify forward-looking statements.

Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by which, that performance or those results will be achieved. Forward-looking statements are based on information available at the time they are made and/or management’s good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from what is expressed in or suggested by the forward-looking statements.

Forward-looking statements speak only as of the date they are made. You should not put undue reliance on any forward-looking statements. We assume no obligation to update forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information, except to the extent required by applicable securities laws. If we do update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements.

23

Factors that could cause or contribute to our actual results differing materially from those discussed herein or for our stock price to be adversely affected include, but are not limited to: (1) our losses in recent years, including fiscal 2017 and 2016, and our ability to pay the Notes, June Notes (as defined below) and Secured Note (as defined below) when due; (2) macro-economic risks from the effects of the decrease in budgets for the law-enforcement community; (3) our ability to increase revenues, increase our margins and return to consistent profitability in the current economic and competitive environment, including whether deliveries will resume under the AMR contract; (4) our operation in developing markets and uncertainty as to market acceptance of our technology and new products; (5) the availability of funding from federal, state and local governments to facilitate the budgets of law enforcement agencies, including the timing, amount and restrictions on such funding; (6) our ability to deliver our new product offerings as scheduled in 2018 and have such new products perform as planned or advertised; (7) whether we will be able to increase the sales, domestically and internationally, for our products, and the degree to which the interest shown in our products, including the DVM-800 HD, FirstVU HD, VuLink, VuVault.net, FleetVU and MicroVU HD, in 2018; (8) our ability to maintain or expand our share of the market for our products in the domestic and international markets in which we compete, including increasing our international revenues to their historical levels; (9) our ability to produce our products in a cost-effective manner; (10) competition from larger, more established companies with far greater economic and human resources; (11) our ability to attract and retain quality employees; (12) risks related to dealing with governmental entities as customers; (13) our expenditure of significant resources in anticipation of sales due to our lengthy sales cycle and the potential to receive no revenue in return; (14) characterization of our market by new products and rapid technological change; (15) our dependence on sales of our DVM-800, DVM-800 HD, FirstVU, First VU HD and DVM-250 products; (16) potential that stockholders may lose all or part of their investment if we are unable to compete in our markets and return to profitability; (17) defects in our products that could impair our ability to sell our products or could result in litigation and other significant costs; (18) our dependence on key personnel; (19) our reliance on third-party distributors and sales representatives for part of our marketing capability; (20) our dependence on a few manufacturers and suppliers for components of our products and our dependence on domestic and foreign manufacturers for certain of our products; (21) our ability to protect technology through patents and to protect our proprietary technology and information as trade secrets and through other similar means; (22) our ability to generate more recurring cloud and service revenues; (23) risks related to our license arrangements; (24) our revenues and operating results may fluctuate unexpectedly from quarter to quarter; (25) sufficient voting power by coalitions of a few of our larger stockholders, including directors and officers, to make corporate governance decisions that could have significant effect on us and the other stockholders; (26) sale of substantial amounts of our Common Stock that may have a depressive effect on the market price of the outstanding shares of our Common Stock; (27) possible issuance of Common Stock subject to options and warrants that may dilute the interest of stockholders; (28) our nonpayment of dividends and lack of plans to pay dividends in the future; (29) future sale of a substantial number of shares of our Common Stock that could depress the trading price of our Common Stock, lower our value and make it more difficult for us to raise capital; (30) our additional securities available for issuance, which, if issued, could adversely affect the rights of the holders of our Common Stock; (31) our stock price is likely to be highly volatile due to a number of factors, including a relatively limited public float; (32) whether the legal actions that the Company is taking or has taken against Utility Associates, Axon and WatchGuard will achieve their intended objectives; (33) whether the USPTO rulings will curtail, eliminate or otherwise have an effect on the actions of Axon, WatchGuard and Utility Associates respecting us, our products and customers; (34) whether the remaining two claims under the ’556 Patent have applicability to us or our products; and (35) whether our patented VuLink technology is becoming the de-facto “standard” for agencies engaged in deploying state-of-the-art body-worn and in-car camera systems; (36) the USPTO’s decision on WatchGuard’s petition seeking IPR of the ‘292 Patent; (37) whether such technology will have a significant impact on our revenues in the long-term; and (38) indemnification of our officers and directors.

24

APRIL 2018 PRIVATE PLACEMENT

On April 3, 2018, and May 11, 2018, we completed a private placement (the “Private Placement”) of $6.875 million in principal amount of Senior Secured Convertible Promissory Notes (the “Notes”) and warrants to purchase 916,667 shares of common stock of the Company (the “Warrants”) to institutional investors. The Notes and Warrants were issued pursuant to a Securities Purchase Agreement (the “Purchase Agreement”) between the Company and the purchasers’ signatory thereto (the “Holders”). Additionally, Notes and a Warrants were issued to two of the selling stockholders pursuant to their respective participation rights under that certain Securities Purchase Agreement, dated August 21, 2017 (the “2017 Purchase Agreement”). One of the institutional investors that participated pursuant to the 2017 Purchase Agreement closed its tranche with the Company on May 11, 2018. The Private Placement resulted in gross proceeds of $6.25 million before placement agent fees and other expenses associated with the transaction. The proceeds will be used primarily for full repayment of the 8% Senior Convertible Notes issued in December 2016, other outstanding debt of the Company, working capital, and general corporate purposes. Roth Capital Partners acted as placement agent for the Company.

Prior to the maturity date, the Notes bear interest at 8% per annum, which twelve (12) months’ interest amount shall be guaranteed; provided, however, that in the event that a cash prepayment or amortization is made pursuant to the Notes, then the Company shall only be required to pay an amount equal to the annualized additional interest due on the then outstanding principal balance of the Notes. Interest shall be paid at the Company’s discretion in cash, or subject to the equity conditions contained in the Notes, in shares of the Company’s common stock, $0.001 par value per share (the “Common Stock”). The Notes rank senior to the Company’s existing and future indebtedness and are secured to the extent and as provided in the security and related documents.

The Notes are convertible at any time after their date of issue at the option of the Holders into shares of Common Stock at $2.50 per share (the “Conversion Price”). The Notes mature on April 3, 2019 (the “Maturity Date”). Commencing in July 2018, and continuing for each fiscal month thereafter through the Maturity Date, the Company will make payments of principal and interest to the Holders in order to fully amortize the Notes. The Conversion Price is subject to adjustment upon stock splits, reverse stock splits, and similar capital changes.

At any time after issuance of the Notes, so long as there is no event of default under the Notes, the Company may deliver to the Holders a notice of prepayment with respect to any portion of the principal amount of the Notes, any accrued and unpaid (including, without limitation, guaranteed interest on any outstanding principal), and any other amounts due under the Notes). If the Company exercises its right to prepay the Notes, the Company will pay to the Holders an amount in cash equal to the sum of the then outstanding principal amount of the Notes and guaranteed interest as follows: (i) from the initial issuance date of the Notes to August 1, 2018, a 0% premium; (ii) from August 2, 2018 to December 1, 2018, a 110% premium; and (iii) from December 2, 2018 to the Maturity Date, a 115% premium.

At any time after issuance of the Notes, in the event that the Company (i) consummates any public or private offering or other financing or capital-raising transaction of any kind (each a “Subsequent Offering”), in which the Company receives, in one or more contemporaneous transactions, gross proceeds of $10,000,000, (ii) receives cash, in the aggregate, of at least $10,000,000 from any Action (as defined in the Purchase Agreement), at any time upon ten (10) days written notice to the Holders, but subject to the Holders’ conversion rights set forth in the Notes, the Company must make a mandatory redemption in full of the Notes to the Holders. The required redemption of the Notes would be at an amount equal to the outstanding principal amount of the Notes, any accrued and unpaid interest (including, without limitation, guaranteed interest), and any other amounts due under the Notes at the same premium described above with respect to prepayments.

The Notes also provide for mandatory conversion by the Holders in the event that at any time (x) the VWAP (as defined in the Notes) of the Common Stock listed on the Trading Market (as defined in the Purchase Agreement) exceeds $4.50 (as adjusted for stock splits, stock dividends, stock combinations, recapitalizations and similar events) for twenty (20) consecutive Trading Days, and (y) no failure of the Equity Conditions (as defined in the Notes) then exists, the Company shall have the right to require the Holders to convert all, or any part, of the Conversion Amount (as defined in the Notes) of the Notes (but in no event less than the lesser of (I) two (2) times the daily average trading volume for the prior (20) consecutive Trading Date (as defined in the notes), and (II) all of the Conversion Amount then remaining under the Notes), as designated in the Mandatory Conversion Notice (as defined in the Notes) into fully paid, validly issued and nonassessable shares of Common Stock in accordance with Notes at the Conversion Price as of the Mandatory Conversion Date (as defined in the Notes).

25

So long as the Notes are outstanding, the Company is prohibited from entering into any Variable Rate Transactions (as defined in the Notes).

Upon the occurrence of an event of default under the Notes, the Company must repay to the Holders, in cash or in shares of Common Stock at the greater of (i) a 135% premium of the outstanding principal amount of the Notes and accrued and unpaid interest hereon, in addition to the payment of all other amounts, costs, expenses and liquidated damages due in respect of the Notes; and (ii) the outstanding principal amount of the Notes and accrued and unpaid interest hereon, in addition to the payment of all other amounts, costs, expenses and liquidated damages due in respect of the Notes, divided by the Conversion Price, multiplied by (b) the highest closing price for the Common Stock on the Trading Market (as defined in the Purchase Agreement) during the period beginning on the date of first occurrence of the event of fault and ending one (1) day prior to the mandatory prepayment date in the prepayment section of the Notes.

The Warrants issued in conjunction with the Note are exercisable to purchase up to an aggregate of 916,667 shares of Common Stock commencing on the date of issuance at an exercise price of $3.00 per share (the “Exercise Price”). The Warrants will expire on the fifth (5th) anniversary of their date of issuance. The Exercise Price is subject to adjustment upon stock splits, reverse stock splits, and similar capital changes. The Warrants provide for cashless exercise in the event that after 180-days after their issuance a registration statement on Form S-1 (or other applicable registration statement under the Securities Act) covering the resale of all shares of Common Stock underlying the Warrants is not available for the issuance of such shares of Common Stock. A Holder has no right to convert the Note or exercise the Warrant to the extent that such conversion or exercise would result in the Holder being the beneficial owner in excess of 4.99% (or, upon election of purchaser, 9.99%), which beneficial ownership limitation may be increased or decreased up to 9.99% upon notice to the Company, provided that any increase in such limitation will not be effective until 61 days following notice to the Company.

The offers and sales of securities in the Private Placement were made pursuant to the exemption from registration provided by Section 4(a)(2) of the Securities Act, including pursuant to Rule 506 thereunder. Such offers and sales were made solely to “accredited investors” under Rule 506 and were made without any form of general solicitation and with full access to any information requested by the investor regarding the Company or the securities offered in the Private Placement.

Pursuant to the Purchase Agreement, the Company must within forty-five (45) days of April 3, 2018, file with the U.S. Securities and Exchange Commission (the “Commission” or the “SEC”) a registration statement on Form S-1 (or other applicable registration statement under the Securities Act) covering the resale of all shares of Common Stock issuable upon conversion or exercise of the Notes and Warrants, respectively.

USE OF PROCEEDS

We will not receive any proceeds from the sale of Common Stock by the Selling Stockholders upon conversion of the Notes or exercise of Warrants offered hereby. To the extent we receive proceeds from the exercise of Warrants held by the Selling Stockholders at $3.00 per share, we will use those proceeds to repay the $250,000 principal balance of subordinated debt, for working capital, and other general corporate purposes

We have agreed to bear the expenses (other than selling commissions or any legal expenses incurred by any Selling Stockholder) in connection with the registration of the shares of our Common Stock being offered for resale hereunder by the Selling Stockholders.

See “Plan of Distribution” elsewhere in this prospectus for more information.

SELLING STOCKHOLDERS

The table below lists the Selling Stockholders and other information regarding the “beneficial ownership” of the shares of Common Stock by the Selling Stockholders. In accordance with Rule 13d-3 of the Exchange Act, “beneficial ownership” includes any shares of Common Stock as to which the Selling Stockholders have sole or shared voting power or investment power and any shares of Common Stock the Selling Stockholders have the right to acquire within sixty (60) days (including shares of Common Stock issuable pursuant to the Notes currently convertible, or convertible within sixty (60) days), and upon exercise of the Warrants currently exercisable or exercisable within sixty (60) days.

26

The second column indicates the number of shares of Common Stock beneficially owned by the Selling Stockholders, based on its ownership as of May 17, 2018. The second column also assumes the conversion and exercise of all the Notes and Warrants, respectively, held by the Selling Stockholders on May 17, 2018, without regard to any limitations on conversion or exercise described in this prospectus or in such Notes and Warrants, respectively.

The third column lists the shares of Common Stock being offered by this prospectus by the Selling Stockholders. Such aggregate amount of Common Stock does not take into account any applicable limitations on conversion or exercise of the Notes and Warrants, respectively.

This prospectus covers the resale of (i) all of the shares of Common Stock issued and issuable upon conversion of the Notes, (ii) any additional shares of Common Stock issued and issuable in connection with the Notes (in each case without giving effect to any limitations on exercise set forth in the Notes), (iii) any securities issued or then issuable upon any stock split, dividend or other distribution, recapitalization or similar event with respect to the Notes, (iv) all of the shares of Common Stock issued and issuable upon exercise of the Warrants, (v) any additional shares of Common Stock issued and issuable in connection with the Warrants (in each case without giving effect to any limitations on exercise set forth in the November Warrant), (vi) any securities issued or then issuable upon any stock split, dividend or other distribution, recapitalization or similar event with respect to the Warrants.

Because the conversion price and exercise price of the Notes and Warrants may be adjusted, respectively, the number of shares of Common Stock that will actually be issued upon conversion and exercise of the Notes and Warrants, respectively, may be more or less than the number of shares of Common Stock being offered by this prospectus. The Selling Stockholders can offer all, some or none of its shares of Common Stock, thus we have no way of determining the number of shares of Common Stock it will hold after this offering. Therefore, the fourth and fifth columns assume that the Selling Stockholders will sell all shares of Common Stock covered by this prospectus. See “Plan of Distribution.”

Each of the Selling Stockholders identified below has confirmed to us that it is not a broker-dealer or an affiliate of a broker-dealer within the meaning of United States federal securities laws.

	Number of Shares of Common Stock Owned Prior to Offering (1)	Maximum Number of Shares of Common Stock to be Sold Pursuant to this Prospectus(1)	Number of Shares of Common Stock Owned After Offering	Percentage Beneficially Owned After Offering(2)
MEF I, LP (2)	1,900,800	1,900,800	—	—
Anson Investments Master Fund, LP (3)	1,267,200	1,267,200	—	—
Hudson Bay Master Fund Ltd. (4)	1,235,525	440,000	795,525	9.9%
Intracoastal Capital LLC (5)	132,001	58,667	73,334	0.9%
TOTAL	4,535,526	3,666,667	868,859	10.8%

(1)

Represents shares of common stock owned by; (i) the Selling Stockholders upon full conversion of the Notes or exercise of Warrants offered hereby; (ii) 795,525 warrants held by Hudson Bay Master Fund, Ltd. from the 2017 Purchase Agreement as described further in Material Relationships with Selling Stockholders; and (iii) 73,334 warrants held by Intracoastal Capital, LLC from the 2017 Purchase Agreement as described further in Material Relationships with Selling Stockholders.

27

(2)

Magna Management LLC (“MMLLC”) is the investment manager of MEF and consequently has voting control and investment discretion over securities held by MEF. Magna GP LLC (“Magna GP”) is the general partner of MEF and may be considered the beneficial owner of any securities deemed to be beneficially owned by MEF. Joshua Sason is the Chief Executive Officer of MMLLC. Joshua Sason is the sole managing members of Magna GP and as a result may be considered beneficial owners of any securities deemed beneficially owned by MEF and Magna GP. Each of MMLLC, Magna GP and Messrs. Sason disclaim beneficial ownership of these securities.

(3)

Voting and investment power over the shares held by Anson Investments Master Fund LP is exercised by the co-investment advisors to Anson Investments Master Fund LP. The co-investment advisors of Anson Investments Master Fund LP consist of Anson Advisors Inc. and Anson Funds Management LP. Bruce Winson is the managing member of Anson Management GP LLC, which is the general partner of Anson Funds Management LP. Moez Kassam and Adam Spears are directors of Anson Advisors Inc. Mr. Winson, Mr. Kassam and Mr. Spears each disclaim beneficial ownership of these shares. The principal business address for this selling stockholder is: 190 Elgin Ave; George Town, Grand Cayman.

(4)	Hudson Bay Master Fund Ltd. is a limited liability company organized under the laws of Delaware and is controlled by Mr. Sander Gerber. Hudson Bay Capital Management LP, the investment manager of Hudson Bay Master Fund Ltd., has voting and investment power over these securities. Sander Gerber is the managing member of Hudson Bay Capital GP LLC, which is the general partner of Hudson Bay Capital Management LP. Each of Hudson Bay Master Fund Ltd. and Sander Gerber disclaims beneficial ownership over these securities. This number (i) includes 795,525 shares of Common Stock issuable upon exercise of certain warrants owned by the Selling Stockholder, but (ii) excludes 643,225 shares of Common Stock issuable upon the exercise of certain warrants owned by the Selling Stockholder that would result in such holder being deemed the beneficial owner of more than 9.9% of the then-outstanding shares of our Common Stock.

(5)

Mitchell P. Kopin and Daniel B. Asher, are each managers of Intracoastal Capital LLC (‘‘lntracoastal’’) and have shared voting control and investment discretion over the securities reported herein that are held by Intracoastal. As a result, each of Mr. Kopin and Mr. Asher may be deemed to have beneficial ownership of the shares held by Intracoastal. The address for this selling stockholder is: 245 Palm Trail Delray Beach, FL 33483. Represents shares of common stock owned by the Selling Stockholders upon full conversion of the Notes or exercise of Warrants offered hereby and 73,334 warrants held by Intracoastal Capital, LLC from the 2017 Purchase Agreement as described further in Material Relationships with Selling Stockholders.

Material Relationships with Selling Stockholders

In addition to the transactions described above in “April 2018 Private Placement”, we have had the following material relationships with the Selling Stockholders in the last three (3) years:

Intracoastal Capital LLC:

The Company, entered into a Securities Purchase Agreement (the “2017 Purchase Agreement”), dated August 21, 2017, with institutional investors including Intracoastal Capital, LLC, pursuant to which the Company agreed to issue and sell, in registered direct offering, an aggregate of 940,000 shares of common stock, par value $0.001 per share, of the Company at an offering price of $3.00 and Series B warrants to purchase shares of Common Stock (the “Series B Warrants”), for gross proceeds of $3.0 million before the deduction of the placement agent fee and offering expenses. For each share of Common Stock purchased, investors received two registered warrants, each with an exercise price of $3.36 per share (the “Series A-1 Warrants” and the “Series A-2 Warrants”). The Series A-1 Warrants are exercisable to purchase up to 680,000 shares of Common Stock (or 0.68 warrant shares per share of Common Stock purchased) in the aggregate, and have a term of five (5) years commencing six (6) months following the closing date. The Series A-2 Warrants are exercisable to purchase 200,000 shares of Common Stock (or 0.20 warrant shares per share of Common Stock purchased), in the aggregate, and have a term of five (5) years. Additionally, the Company issued to certain of the investors, in lieu of shares of Common Stock at closing, the Series B Warrants that are immediately exercisable to purchase 60,000 shares of Common Stock for which the investors paid $2.99 per share at the closing and will pay $0.01 per share upon exercise of the Series B Warrants so that such investors’ beneficial interest would not exceed 9.9% of the issued and outstanding shares of common stock. The Series B Warrants terminate upon exercise in full. The Series A-1 Warrants, Series A-2 Warrants and Series B Warrants are referred to herein as the “2017 Warrants.”

28

The shares and the 2017 Warrants were offered by the Company pursuant to a registration statement on Form S-3 (File No. 333-202944), which was initially filed with the Commission on March 24, 2015 and was declared effective by the Commission on May 18, 2015.

The closing of the offering occurred on August 23, 2017.

Hudson Bay Master Fund Ltd.

2015 Transactions

The Company entered into a securities purchase agreement (the “July 2015 Purchase Agreement”) with two investors including Hudson Bay Master Fund, LP pursuant to which the Company agreed to issue and sell, in an at-the- market registered direct offering (the “2015 Offering”), an aggregate of 879,766 shares of Common Stock (the “2015 Shares”), an offering price of $13.64 per share, for gross proceeds of approximately $12.0 million before the deduction of the placement agent fee and offering expenses. For each share of Common Stock purchased, investors received a registered short-term warrant (the “Series A Warrant”) to purchase approximately 0.5 shares of Common Stock for a total of 437,086 shares of Common Stock. The Series A Warrants are immediately exercisable for a term of 24 months from their date of issuance. The 2015 Shares and the Series A Warrants are being offered by the Company pursuant to a registration statement on Form S-3 (File No. 333-202944), which was initially filed with the Commission on March 24, 2015, and was declared effective by the Commission on May 18, 2015.

In a concurrent private placement (the “July 2015 Private Placement”), the Company agreed to issue to the investors including Hudson Bay Master Limited Fund, LP certain warrants (the “2015 Series B Warrants” and “Series C Warrants” collectively with the Shares and the Series A Warrants, the “Securities”) at an exercise price of $13.43 per share. With respect to the 2015 Series B Warrants, for each share of Common Stock purchased in the registered direct offering, the investors received approximately 0.25 shares of Common Stock, for a total of 222,738 shares of Common Stock. With respect to the Series C Warrants, for each share of common stock purchased in the registered direct offering, the investors received one share of Common Stock, for a total of 879,766 shares of Common Stock. The 2015 Series B Warrants and Series C Warrants were immediately exercisable and expire 24 months and five and one-half years, respectively, from their dates of issuance.

The closing of the July 2015 Offering occurred on July 22, 2015.

2016 Private Placement

On December 30, 2016, the Company completed a private placement (the “December 2016 Private Placement”) of $4.0 million in principal amount of 8% senior secured convertible debentures (the “December 2016 Debentures”) and common stock warrants (the “December 2016 Warrants”) to two institutional investors including Hudson Bay Master Fund, LP. The December 2016 Debentures and December 2016 Warrants were issued pursuant to a securities purchase agreement (the “December 2016 Purchase Agreement”) between the Company and the purchasers signatory thereto. The December 2016 Private Placement resulted in gross proceeds of $4.0 million before placement agent fees and other expenses associated with the transaction. The proceeds were used for general corporate purposes.

Prior to the maturity date, the December 2016 Debentures bore interest at 8% per annum with interest payable in cash quarterly in arrears on the first business day of each calendar quarter following the issuance date. The Debentures ranked senior to the Company’s existing and future indebtedness.

The December 2016 Debentures were convertible at any time six months after their date of issue at the option of the holders into shares of the Company’s common stock at $5.00 per share. The December 2016 Debentures matured on March 30, 2018 and were paid off through proceeds from the Private Placement. The December 2016 Warrants are exercisable to purchase up to an aggregate of 800,000 shares of Common Stock commencing on the date of issuance at an exercise price of $5.00 per share. The December 2016 Warrants will expire on the fifth anniversary of their date of issuance. The exercise price is subject to adjustment upon stock splits, reverse stock splits, and similar capital changes.

29

2017 Offering

The Company, entered into a Securities Purchase Agreement (the “2017 Purchase Agreement”), dated August 21, 2017, with institutional investors including Hudson Bay, pursuant to which the Company agreed to issue and sell, in registered direct offering, an aggregate of 940,000 shares of common stock, par value $0.001 per share, of the Company at an offering price of $3.00 and Series B warrants to purchase shares of Common Stock (the “Series B Warrants”), for gross proceeds of $3.0 million before the deduction of the placement agent fee and offering expenses. For each share of Common Stock purchased, investors received two registered warrants, each with an exercise price of $3.36 per share (the “Series A-1 Warrants” and the “Series A-2 Warrants”). The Series A-1 Warrants are exercisable to purchase up to 680,000 shares of Common Stock (or 0.68 warrant shares per share of Common Stock purchased) in the aggregate, and have a term of five (5) years commencing six (6) months following the closing date. The Series A-2 Warrants are exercisable to purchase 200,000 shares of Common Stock (or 0.20 warrant shares per share of Common Stock purchased), in the aggregate, and have a term of five (5) years. Additionally, the Company issued to certain of the investors, in lieu of shares of Common Stock at closing, the Series B Warrants that are immediately exercisable to purchase 60,000 shares of Common Stock for which the investors paid $2.99 per share at the closing and will pay $0.01 per share upon exercise of the Series B Warrants so that such investors’ beneficial interest would not exceed 9.9% of the issued and outstanding shares of common stock. The Series B Warrants terminate upon exercise in full. The Series A-1 Warrants, Series A-2 Warrants and Series B Warrants are referred to herein as the “2017 Warrants.”

The shares and the 2017 Warrants were offered by the Company pursuant to a registration statement on Form S-3 (File No. 333-202944), which was initially filed with the Commission on March 24, 2015 and was declared effective by the Commission on May 18, 2015.

MARKET PRICE FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our Common Stock trades on The NASDAQ Capital Market under the symbol “DGLY.” The following table sets forth for the calendar periods indicated the quarterly high and low market prices, as applicable, for our Common Stock as reported by the NASDAQ Capital Market. The prices represent quotations between dealers, without adjustment for retail markup, mark down or commission, and do not necessarily represent actual transactions.

Year Ended December 31, 2018	High	Low
1st Quarter	$3.20	$2.00
2nd Quarter (through May 17, 2018)	$2.95	$2.20

Year Ended December 31, 2017	High	Low
1st Quarter	$6.00	$3.75
2nd Quarter	$4.70	$2.95
3rd Quarter	$4.95	$2.15
4th Quarter	$3.50	$1.70

Year Ended December 31, 2016	High	Low
1st Quarter	$7.06	$4.61
2nd Quarter	$5.09	$3.51
3rd Quarter	$7.23	$3.72
4th Quarter	$6.45	$4.05

Holders

There were approximately 110 record holders of our Common Stock at May 17, 2018. The number of registered stockholders includes any beneficial owners of common shares held in street name.

Dividend Policy

We have never declared or paid any cash dividends on our Common Stock. We intend to retain any future earnings and do not expect to pay any cash dividends in the foreseeable future.

30

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of May 17, 2018, information regarding beneficial ownership of our capital stock by:

●	Each person, or group of affiliated persons, known by us to beneficially own more than 5% of our Common Stock;

●	Each of our executive officers;

●	Each of our directors; and

●	All of our current executive officers and directors as a group

Beneficial ownership is determined according to the rules of the Commission and generally means that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power of that security, including options that are currently exercisable or exercisable within sixty (60) days of May 17, 2018. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons named in the table below have sole voting and investment power with respect to all shares of Common Stock shown that they beneficially own, subject to community property laws where applicable.

Common Stock subject to stock options currently exercisable or exercisable within sixty (60) days of May 17, 2018, are deemed to be outstanding for computing the percentage ownership of the person holding these options and the percentage ownership of any group of which the holder is a member but are not deemed outstanding for computing the percentage of any other person.

Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o Digital Ally, Inc., 9705 Loiret Blvd., Lenexa, KS 66219.

Name and address of beneficial owner	Amount and nature of beneficial ownership	Percent of Class of Common Stock (1)
5% Stockholders:
None
Executive Officers & Directors:
Stanton E. Ross (2)	649,012	8.9%
Leroy C. Richie (3)	52,343	0.7%
Daniel F. Hutchins (4)	58,950	0.8%
Michael J. Caulfield (5)	12,855	0.2%
Thomas J. Heckman (6)	626,134	8.7%

All officers and directors as a group (five individuals)	1,399,294	19.3%

31

(1)	Based on 7,132,331 shares of Common Stock issued and outstanding as of May 17, 2018 and an aggregate of 108,125 options vested or to vest within sixty (60) days held by officers and directors as of May 17, 2018. The percentages exclude the shares to be sold under this prospectus related to the offer and resale of up to an aggregate of 3,666,667 shares of Common Stock, as follows: (i) 2,750,000 shares of Common Stock underlying those Debentures issuable to the Selling Stockholders; and (iii) 916,667 shares of Common Stock underlying those certain Warrants issued to the Selling Stockholders.

(2)	Mr. Ross’s total shares include: (i) 360,000 restricted shares that are subject to forfeiture to us and (ii) vested options exercisable to purchase 37,500 shares of common stock. Mr. Ross has pledged 200,525 common shares and options exercisable to purchase 37,500 shares of common stock at $8.00 per share to the lenders as collateral for personal loans.

(3)	Mr. Richie’s total shares include: (i) 7,000 restricted shares of common stock that are subject to forfeiture to us, and (ii) vested options exercisable to purchase 13,125 shares of common stock.

(4)	Mr. Hutchins’ total shares include: (i) 7,000 restricted shares of common stock that are subject to forfeiture to us, and (ii) vested options exercisable to purchase 25,000 shares of common stock.

(5)	Mr. Caulfield’s total shares include vested options exercisable to purchase 10,000 shares of common stock.

(6)	Mr. Heckman’s total shares include (i) 260,000 restricted shares that are subject to forfeiture to us; (ii) vested options exercisable to purchase 22,500 shares of common stock; and (iii) 107,486 shares of common stock held in the Company’s 401(k) Plan (on December 31, 2017) as to which Mr. Heckman has voting power as trustee of the 401(k) Plan. Mr. Heckman has pledged 143,059 common shares to financial institutions as collateral for personal loans.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We engaged in no reportable transactions with related persons during the years ended December 31, 2017 and 2016 other than the following:

The Company entered into an agreement that required it to make monthly payments that will be applied to future commissions and/or consulting fees to be earned by the provider. The agreement is with a limited liability company (“LLC”) that is minority owned by a relative of the Company’s chief financial officer. Under the agreement, dated January 15, 2016 and as amended on February 13, 2017, the LLC provides consulting services for developing a new distribution channel outside of law enforcement for its body-worn camera and related cloud storage products to customers in the United States. The Company paid the LLC advances against commissions ranging from $5,000 to $6,000 per month plus necessary and reasonable expenses for the period through June 30, 2017, which can be automatically extended based on the LLC achieving minimum sales quotas. The agreement was renewed in January 2017 for a period of three years, subject to yearly minimum sales thresholds that would allow the Company to terminate the contract if such minimums are not met. As of December 31, 2017, the Company had advanced a total of $286,115 pursuant to this agreement and established an allowance reserve of $85,835 for a net advance of $200,280. The LLC did not meet its minimum sales quotas and all advances have been discontinued, although the contract had not been terminated at December 31, 2017.

DESCRIPTION OF SECURITIES

The following description of our capital stock summarizes general terms and provisions that apply to our capital stock. Since this is only a summary, it does not contain all the information that may be important to you. The summary is subject to and qualified in its entirety by reference to our articles of incorporation, as amended, and our bylaws, as amended, which are filed as exhibits to the registration statement of which this prospectus is a part and incorporated by reference into this prospectus. See “Where You Can Find More Information.”

32

Capital Stock

Our authorized capital consists of 25,000,000 shares of Common Stock, $0.001 par value per share. As of May 17, 2018, we had 7,132,331 shares of our Common Stock issued and outstanding, which excludes 63,518 shares held in treasury.

Common Stock

Voting Rights

Each share of our Common Stock entitles the owner to one vote. There is no cumulative voting. A simple majority can elect all of the directors at a given meeting, and the minority would not be able to elect any director at that meeting.

Dividends

Each share of our Common Stock is entitled to receive an equal dividend, if one is declared. We cannot provide any assurance that we will declare or pay cash dividends on our Common Stock in the future. Any future determination to declare cash dividends will be made at the discretion of our Board of Directors, subject to applicable laws, and will depend on our financial condition, results of operations, capital requirements, general business conditions and other factors that our Board of Directors may deem relevant. Our Board of Directors may determine it to be necessary to retain future earnings (if any) to finance our growth. See “Risk Factors” and “Dividend Policy.”

Liquidation

If the Company is liquidated, then assets that remain (if any) after the creditors are paid and the owners of preferred stock receive liquidation preferences (as applicable) will be distributed to the owners of our Common Stock pro rata.

Preemptive Rights

Owners of our Common Stock have no preemptive rights. We may sell shares of our Common Stock to third parties without first offering such shares to current stockholders.

Redemption Rights

We do not have the right to buy back shares of our Common Stock except in extraordinary transactions, such as mergers and court approved bankruptcy reorganizations. Owners of our Common Stock do not ordinarily have the right to require us to buy their Common Stock. We do not have a sinking fund to provide assets for any buy back.

Conversion Rights

Shares of our Common Stock cannot be converted into any other kind of stock except in extraordinary transactions, such as mergers and court approved bankruptcy reorganizations.

Nonassessability

All outstanding shares of our Common Stock are fully paid and nonassessable.

Options and Warrants

As of May 17, 2018, there were outstanding Common Stock options entitling the holders to purchase 274,637 shares of Common Stock at a weighted average exercise price of $4.55 per share and warrants entitling the holders to purchase up to 4,246,133 shares of Common Stock at a weighted average exercise price of $5.73 per share.

See “April 2018 Private Placement” for additional information with respect to the Warrants.

33

Nevada Anti-Takeover Statutes

Nevada law provides that an acquiring person who acquires a controlling interest in a corporation may only exercise the voting rights of control shares if those voting rights are conferred by a majority vote of the corporation’s disinterested stockholders at a special meeting held upon the request of the acquiring person. If the acquiring person is accorded full voting rights and acquires control shares with at least a majority of all the voting power, then stockholders who did not vote in favor of authorizing voting rights for those control shares are entitled to payment for the fair value of such stockholders’ shares. A “controlling interest” is an interest that is sufficient to enable the acquiring person to exercise at least one-fifth of the voting power of the corporation in the election of directors. “Control shares” are outstanding voting shares that an acquiring person or associated persons acquire or offer to acquire in an acquisition and those shares acquired during the 90-day period before the person involved became an acquiring person.

These provisions of Nevada law apply only to “issuing corporations” as defined therein. An “issuing corporation” is a Nevada corporation that (a) has 200 or more stockholders, with at least 100 of such stockholders being both stockholders of record and residents of Nevada, and (b) does business in Nevada directly or through an affiliated corporation. As of the date of this prospectus, we do not have 100 stockholders of record that are residents of Nevada. Therefore, these provisions of Nevada law do not apply to acquisitions of our shares and will not so apply until such time as both of the foregoing conditions are satisfied. At such time as these provisions of Nevada law may apply to us, they may discourage companies or persons interested in acquiring a significant interest in or control of our company, regardless of whether such acquisition may be in the interest of our stockholders.

Nevada law also restricts the ability of a corporation to engage in any combination with an interested stockholder for three years from when the interested stockholder acquires shares that cause the stockholder to become an interested stockholder, unless the combination or purchase of shares by the interested stockholder is approved by the Board of Directors before the stockholder became an interested stockholder. If the combination was not previously approved, then the interested stockholder may only effect a combination after the three-year period if the stockholder receives approval from a majority of the disinterested shares or the offer satisfies certain fair price criteria.

An “interested stockholder” is a person who is:

●	the beneficial owner, directly or indirectly, of 10% or more of the voting power of the outstanding voting shares of the corporation; or
●	an affiliate or associate of the corporation and, at any time within three years immediately before the date in question, was the beneficial owner, directly or indirectly of 10% or more of the voting power of the then outstanding shares of the corporation

Our articles of incorporation and bylaws do not exclude us from these restrictions.

These provisions are intended to enhance the likelihood of continuity and stability in the composition of the Board of Directors and in the policies formulated by the Board of Directors and to discourage some types of transactions that may involve the actual or threatened change of control of our company. These provisions are designed to reduce our vulnerability to an unsolicited proposal for the potential restructuring or sale of all or a part of our company. However, these provisions could discourage potential acquisition proposals and could delay or prevent a change in control of our company. They also may have the effect of preventing changes in our management.

Transfer Agent

The transfer agent for our Common Stock is Action Stock Transfer Corporation, located at 2469 E. Fort Union Blvd., Salt Lake City. UT 84122. Its telephone number is (801) 274-1088.

34

PLAN OF DISTRIBUTION

The Selling Stockholders of the securities and any of its pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on any trading market, stock exchange or other trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. The Selling Stockholders may use any one or more of the following methods when selling securities:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	settlement of short sales;

●	in transactions through broker-dealers that agree with the Selling Stockholders to sell a specified number of such securities at a stipulated price per security;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	a combination of any such methods of sale; or

●	any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell securities under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

In connection with the sale of the securities covered hereby, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The Selling Stockholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Stockholder has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

We are required to pay certain fees and expenses incurred by us incident to the registration of the securities. We have agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

35

Because the Selling Stockholders may be deemed to be an “underwriter” within the meaning of the Securities Act, it will be subject to the prospectus delivery requirements of the Securities Act, including Rule 172 thereunder. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. Each Selling Stockholder has advised us that there is no underwriter or coordinating broker acting in connection with the proposed sale of the resale securities by the Selling Stockholder.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the securities may be resold by the Selling Stockholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for us to be in compliance with the current public information requirement under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the Common Stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the Common Stock by the Selling Stockholders or any other person. We will make copies of this prospectus available to the Selling Stockholders and have informed the Selling Stockholders of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

We estimate the total offering expenses of this offering that will be payable by us, excluding the placement agent’s fees, will be approximately $35,000.

LEGAL MATTERS

Robinson Brog Leinwand Greene Genovese & Gluck P.C. will render a legal opinion as to the validity of the securities to be registered hereby.

EXPERTS

The consolidated financial statements incorporated by reference from Digital Ally, Inc.’s Annual Report on Form 10-K as of December 31, 2017 and 2016 and for each of the years in the two-year period ended December 31, 2017 have been audited by RSM US LLP, independent registered public accounting firm, as stated in their report which is incorporated herein by reference, and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. We have also filed with the SEC under the Securities Act a registration statement on Form S-1 with respect to the Common Stock offered by this prospectus. This prospectus, which constitutes part of the registration statement, does not contain all the information set forth in the registration statement or the exhibits and schedules which are part of the registration statement, portions of which are omitted as permitted by the rules and regulations of the SEC. Statements made in this prospectus regarding the contents of any contract or other document are summaries of the material terms of the contract or document. With respect to each contract or document filed as an exhibit to the registration statement, reference is made to the corresponding exhibit. For further information pertaining to us and the Common Stock offered by this prospectus, reference is made to the registration statement, including the exhibits and schedules thereto, copies of which may be inspected without charge at the Public Reference Room of the SEC at 100 F Street, N.E., Washington, D.C. 20549 on official business days during the hours of 10 a.m. to 3 p.m. Copies of all or any portion of the registration statement may be obtained from the SEC at prescribed rates. Information on the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an Internet site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. The web site can be accessed at www.sec.gov. The internet address of Digital Ally is www.digitalallyinc.com. Information contained on our website is not a part of, and is not incorporated into, this prospectus, and the inclusion of our website address in this prospectus is an inactive textual reference only.

36

INCORPORATION BY REFERENCE

We incorporate by reference the filed documents listed below (excluding those portions of any Current Report on Form 8-K that are not deemed “filed” pursuant to the General Instructions of Form 8-K), except as superseded, supplemented or modified by this prospectus or any subsequently filed document incorporated by reference herein as described below:

●	our Annual Report on Form 10-K for the fiscal year ended December 31, 2017, filed with the SEC on April 13, 2018;

●	our Quarterly Report on Form 10-Q for the three months ended March 31, 2018, filed with the SEC on May 15, 2018;

●	Our Definitive Proxy Statement on Schedule 14A for our annual meeting of stockholders to be held on June 27, 2018, filed with the SEC on May 14, 2018; and

●	our Current Reports on Form 8-K filed with the SEC on April 4, 2018, April 13, 2018, April 20, 2018, May 15, 2018, and May 17, 2018.

We also incorporate by reference into this prospectus additional documents we may file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof but before the completion or termination of this offering (excluding any information not deemed “filed” with the SEC). Any statement contained in a previously filed document is deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in a subsequently filed document incorporated by reference herein modifies or supersedes the statement, and any statement contained in this prospectus is deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in a subsequently filed document incorporated by reference herein modifies or supersedes the statement.

We will provide, without charge, to each person to whom a copy of this prospectus is delivered, including any beneficial owner, upon the written or oral request of such person, a copy of any or all of the documents incorporated by reference herein, including exhibits. Requests should be directed to:

Digital Ally, Inc.

9705 Loiret Blvd.,

Lenexa, KS 66219

(913) 814-7774

Corporate@digitalallyinc.com

Copies of these filings are also available on our website at www.digitalallyinc.com . For other ways to obtain a copy of these filings, please refer to “Where You Can Find More Information” above.

37

PART II — INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

SEC Registration Fee	$1,175.49
Accounting Fees and Expenses	$7,500.00
Legal Fees and Expenses	$25,000.00
Miscellaneous	$1,324.51
Total	$35,000.00

All amounts are estimates other than the SEC’s registration fee. We are paying all expenses of the offering listed above. No portion of these expenses will be borne by the Selling Stockholders. The Selling Stockholders, however, will pay any other expenses incurred in selling its common stock, including any brokerage commissions or costs of sale.

Item 14. Indemnification of Directors and Officers.

Under Nevada law, a corporation may include in its articles of incorporation a provision that eliminates or limits the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duties as a director, but no such provision may eliminate or limit the liability of a director (a) for any breach of his or her fiduciary duty as a director, (b) for acts or omissions not in good faith or that involve intentional misconduct, fraud or a knowing violation of law, (c) for conduct violating the Nevada Revised Statutes (“NRS”), or (d) for any transaction from which the director will personally receive a benefit in money, property or services to which the director is not legally entitled.

Section 78.7502 of the NRS provides, in general, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the action, suit or proceeding if the person acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the conduct was unlawful.

NRS Section 78.4502 also provides, in general, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by the person in connection with the defense or settlement of the action or suit if the person acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation; provided, however, that indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

38

Any indemnification pursuant to the above provisions may be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made: (a) by the stockholders; (b) by the Board of Directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding; (c) if a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion; or (d) if a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

Our Articles of Incorporation and Bylaws provide, among other things, that a director or officer of the corporation may be indemnified against expenses, liability, and loss (including attorneys’ fees inclusive of any appeal), judgments, fines and amounts paid in settlement reasonably incurred by such person in connection with any claim, action, suit or proceeding, whether civil, criminal, or investigative, to the fullest extent permitted under the NGCL, unless it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation. Directors and officers of the corporation cannot be personally liable for damages for breach of fiduciary duty, except (a) for acts of omissions involving intentional misconduct, fraud, or knowing violation of law, or (b) the payment of dividends in violation of Section 78.300 of the NRS.

Insofar as indemnification for liabilities arising under the Securities Act may be provided for directors, officers, employees, agents or persons controlling an issuer pursuant to the foregoing provisions, the opinion of the Securities and Exchange Commission (the “SEC”) is that such indemnification is against public policy as expressed in the Securities Act, and is therefore unenforceable. In the event that a claim for indemnification by such director, officer or controlling person of us in the successful defense of any action, suit or proceeding is asserted by such director, officer or controlling person in connection with the securities being offered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

At the present time, there is no pending litigation or proceeding involving a director, officer, employee or other agent of ours in which indemnification would be required or permitted. We are not aware of any threatened litigation or proceeding, which may result in a claim for such indemnification.

Item 15. Recent Sales of Unregistered Securities.

During the last three completed fiscal years and to date in the current fiscal year, we sold the following unregistered securities:

Sale of Unregistered Securities		Number of shares	Date
●	Warrants issued in connection with an extension of the maturity date on 8% notes payable with an exercise price of $16.50 per share	5,000 (Upon exercise)	July 15, 2015

●	Series B Warrants issued with an exercise price of $13.43 per share (Westpark Capital served as placement agent)	222,738 (Upon exercise)	July 22, 2015

●	Series C Warrants issued with an exercise price of $13.43 per share (Westpark Capital served as placement agent)	879,766 (Upon exercise)	July 22, 2015

39

●	8% Senior convertible debentures issued with a conversion price of $5.00 per share (Westpark Capital served as placement agent)	800,000 (Upon conversion)	December 30, 2016

●	Detachable warrants issued in connection with 8% Senior convertible debentures with an exercise price of $5.00 per share (Westpark Capital served as placement agent)	800,000 (Upon exercise)	December 30, 2016

●	Detachable warrants issued in connection with 8% notes payable with an exercise price of $3.65 per share	200,000 (Upon exercise)	June 30, 2017

●	Warrants issued in connection with an extension of the maturity date on 8% notes payable with an exercise price of $2.75 per share	100,000 (Upon exercise)	September 30, 2017

●	Warrants issued in connection with an extension of the maturity date on 8% notes payable with an exercise price of $2.60 per share	100,000 (Upon exercise)	November 15, 2017

●	Detachable warrants issued in connection with 8% notes payable with an exercise price of $3.25 per share	120,000 (Upon exercise)	December 29, 2017

●	12% secured convertible debentures issued with a conversion price of $3.25 per share (Upon conversion)	76,923 (Upon conversion)	March 7, 2018

●	Warrants issued in connection with an extension of the maturity date on 8% notes payable with an exercise price of $3.50 per share	36,000 (Upon exercise)	March 7, 2018

●	Warrants issued in connection with an extension of the maturity date on 8% notes payable with an exercise price of $3.25 per share	60,000 (Upon exercise)	March 16, 2018

40

●	8% Senior convertible debentures issued with a conversion price of $2.50 per share offered hereby (Roth Capital Partners served as placement agent)	2,775,000 (Upon conversion)	April 3, 2018

●	Detachable warrants issued in connection with 8% notes payable with an exercise price of $3.00 per share offered hereby (Roth Capital Partners served as placement agent)	916,667 (Upon exercise)	April 3, 2018

Except as stated above, no underwriters were involved in the foregoing sales of securities. The issuances of the securities described above were deemed to be exempt from registration under the Securities Act in reliance on Section 4(a)(2) of the Securities Act or Regulation D promulgated under the Securities Act. The recipients of securities in such transactions represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the stock certificates and option agreements issued in such transactions. All recipients had adequate access, through their relationships with us, to information about us.

Item 16. Exhibits.

(a)	The following exhibits are filed as part of this registration statement.

Exhibit Number	Description of Exhibit
2.1	Plan of Merger among Vegas Petra, Inc., a Nevada corporation, and Digital Ally, Inc., a Nevada corporation, and its stockholders, dated November 30, 2004.	(1)
3.1	Amended and Restated Articles of Incorporation of Registrant, dated December 13, 2004.	(1)
3.2	Amended and Restated By-laws of Registrant.	(1)
3.3	Audit Committee Charter, dated September 22, 2005.	(1)
3.4	Compensation Committee Charter, dated September 22, 2005	(1)
3.5	Nominating Committee Charter dated December 27, 2007.	(2)
3.6	Corporate Governance Guidelines	(3)
3.7	Nominating and Governance Charter, Amended and Restated as of February 25, 2010.	(4)
3.8	Strategic Planning Committee Charter, dated June 28, 2009.	(4)
3.9	Certificate of Change Pursuant to NRS 78.209 of Digital Ally, Inc.	(5)
4.1	Form of Common Stock Certificate.	(6)
4.2	Form of Common Stock Purchase Warrant.	(6)
4.3	Form of Series A Common Stock Purchase Warrant.	(7)
4.4	Form of Series B Common Stock Purchase Warrant.	(7)
4.5	Form of Series C Common Stock Purchase Warrant.	(7)
5.1	Opinion of Robinson Brog Leinwand Greene Genovese & Gluck P.C.	*
10.1	2005 Stock Option and Restricted Stock Plan.	(6)
10.2	2006 Stock Option and Restricted Stock Plan.	(6)
10.3	Form of Stock Option Agreement (ISO and Non-Qualified) 2005 Stock Option Plan.	(6)
10.4	Form of Stock Option Agreement (ISO and Non-Qualified) 2006 Stock Option Plan.	(6)
10.5	Promissory Note Extension between Registrant and Acme Resources, LLC, dated May 4, 2006, in the principal amount of $500,000.	(6)
10.6	Promissory Note between Registrant and Acme Resources, LLC, dated September 1, 2004, in the principal amount of $500,000.	(8)
10.7	Promissory Note Extension between Registrant and Acme Resources, LLC, dated October 31, 2006.	(8)
10.8	Software License Agreement with Ingenient Technologies, Inc., dated March 15, 2004.*	(8)
10.9	Software License Agreement with Ingenient Technologies, Inc., dated April 5, 2005.*	(8)
10.10	Stock Option Agreement with Daniels & Kaplan, P.C., dated September 25, 2006.	(8)

41

10.11	Memorandum of Understanding with Tri Square Communications (Hong Kong) Co., Ltd. dated November 29, 2005.	(8)
10.12	2007 Stock Option and Restricted Stock Plan.	(9)
10.13	Form of Stock Option Agreement (ISO and Non-Qualified) 2007 Stock Option Plan.	(2)
10.14	Amendment to 2007 Stock Option and Restricted Stock Plan.	(2)
10.15	2008 Stock Option and Restricted Stock Plan.	(2)
10.16	Form of Stock Option Agreement (ISO and Non-Qualified) 2008 Stock Option Plan.	(2)
10.17	Promissory Note with Enterprise Bank dated February 13, 2009.	(2)
10.18	First Amendment to Promissory Note with Enterprise Bank dated February 13, 2009.	(10)
10.19	First Amendment to Promissory Note with Enterprise Bank dated June 30, 2009.	(10)
10.20	Modification and Renewal of Promissory Note with Enterprise Bank dated February 1, 2010.	(11)
10.21	Forms of Restricted Stock Agreement for 2005, 2006, 2007 and 2008 Stock Option and Restricted Stock Plans.	(11)
10.22	Loan Modification or Renewal Agreement of Promissory Note with Enterprise Bank dated March 2, 2011.	(12)
10.23	2011 Stock Option and Restricted Stock Plan	(13)
10.24	Form of Stock Option Agreement for 2011 Stock Option and Restricted Stock Plan	(13)
10.25	8% Subordinated Promissory Note in principal amount of $1,500,000	(14)
10.26	Common Stock Purchase Warrant	(14)
10.27	8% Subordinated Promissory Note in principal amount of $1,000,000	(15)
10.28	Common Stock Purchase Warrant	(15)
10.29	Allonge to 8% Subordinated Promissory Note in principal amount of $1,000,000	(15)
10.30	Amendment to Common Stock Purchase Warrant	(15)
10.31	Second Allonge to 8% Subordinated Note, dated July 24, 2012.	(16)
10.32	Allonge to 8% Subordinated Note ($1.0 million) dated July 24, 2012.	(16)
10.33	Second Amendment to Common Stock Purchase Warrants (300,000 shares) dated July 24, 2012.	(16)
10.34	Amendment to Common Stock Purchase Warrants (150,000 shares) dated July 24, 2012.	(16)
10.35	Third Allonge to 8% Subordinated Note, dated December 4, 2013.	(17)
10.36	Second Allonge to 8% Subordinated Note ($1.0 million) dated December 4, 2013.	(17)
10.37	Common Stock Purchase Warrant (40,000 shares), dated December 4, 2013	(17)
10.38	Securities Purchase Agreement	(18)
10.39	Registration Rights Agreement	(18)
10.40	Form of Senior Secured Convertible Note	(18)
10.41	Form of Warrant to Purchase Common Stock	(18)
10.42	Pledge and Security Agreement	(18)
10.43	Patent Assignment for Security	(18)
10.44	Trademarks Assignment for Security	(18)
10.45	Guaranty	(18)
10.46	Deposit Account Control Agreement	(18)
10.47	Form of Voting Agreement	(18)

42

10.48	Form of Lock-Up Agreement	(18)
10.49	Securities Purchase Agreement	(19)
10.50	Registration Rights Agreement	(19)
10.51	Form of Senior Secured Convertible Note	(19)
10.52	Form of Warrant to Purchase Common Stock	(19)
10.53	Amended and Restated Pledge and Security Agreement	(19)
10.54	Patent Assignment for Security	(19)
10.55	Trademarks Assignment for Security	(19)
10.56	Amended and Restated Guaranty Agreement	(19)
10.57	Deposit Account Control Agreement-incorporated by reference to Exhibit 10.46 to the Company’s Current Report on Form 8-K filed on March 25, 2014	(19)
10.58	Form of Voting Agreement	(19)
10.59	Form of Lock-Up Agreement	(19)
10.60	Reaffirmation Agreement	(19)
10.61	Senior Secured Convertible Note	(19)
10.62	Warrant to Purchase Common Stock	(19)
10.63	Fourth Allonge to 8% Subordinated Note ($1.5 million) dated May 27, 2015	(20)
10.64	Third Allonge to 8% Subordinated Note ($1.0 million) dated May 27, 2015	(20)
10.65	Fifth Allonge to 8% Subordinated Note ($1.5 million) dated July 15, 2015	(21)
10.66	Fourth Allonge to 8% Subordinated Note ($1.0 million) dated July 15, 2015	(21)
10.67	Common Stock Purchase Warrant	(21)
10.68	Securities Purchase Agreement	(22)
10.69	Amended and Restated 2015 Stock Option and Restricted Stock Plan	(23)
10.70	Series A Warrant Amendment Agreement	(24)
10.71	Series B Warrant Amendment Agreement	(24)
10.72	Series C Warrant Amendment Agreement	(24)
10.73	Securities Purchase Agreement	(25)
10.74	8% Senior Secured Convertible Debenture	(25)
10.75	Common Stock Purchase Warrant	(25)
10.76	Security Agreement	(25)
10.77	Subsidiary Guarantee	(25)
10.78	Form of Series A-1 Warrant	(26)
10.79	Form of Series A-2 Warrant	(26)
10.80	Form of Series A-3 Warrant	(26)
10.81	Form of Securities Purchase Agreement, dated as of August 21, 2017, by and among Digital Ally, Inc. and the purchasers signatory thereto.	(26)
10.82	Form of Securities Purchase Agreement, by and among the Company and the purchaser signatories thereto	(27)
10.83	Form of Secured Convertible Promissory Note	(27)
10.84	Form of Common Stock Purchase Warrant	(27)
10.85	Form of Security Agreement, by and among the Company and each of the secured parties thereto	(27)
10.86	Form of Intellectual Property Security Agreement, between the Company and the secured lender thereto	(27)
10.87	Form of Subsidiary Guarantee, by and among the Company, the purchasers under the Securities Purchase Agreement, and each of the Company’s subsidiaries	(27)
14.1	Code of Ethics and Code of Conduct.	(2)
21.1	Subsidiaries of Registrant	(28)

43

23.1	Consent of RSM US LLP	*
23.2	Consent of Robinson Brog Leinwand Greene Genovese & Gluck P.C. (included in Exhibit 5.1)*	*
24.1	Power of Attorney.

101.INS	XBRL Instance Document
101.SCH	XBRL Taxonomy Schema
101.CAL	XBRL Taxonomy Calculation Linkbase
101.DEF	XBRL Taxonomy Definition Linkbase
101.LAB	XBRL Taxonomy Label Linkbase
101.PRE	XBRL Taxonomy Presentation Linkbase

*Filed herewith.

(1)	Filed as an exhibit to the Company’s Form SB-2, filed October 16, 2006, No. 333-138025.
(2)	Filed as an exhibit to the Company’s Annual Report on Form 10KSB for the Year ending December 31, 2007.
(3)	Filed as an exhibit to the Company’s Current Report on Form 8-K dated November 20, 2009.
(4)	Filed as an exhibit to the Company’s Annual Report on Form 10K for the Year ending December 31, 2009.
(5)	Filed as an exhibit to the Company’s Form 8-K filed August 30, 2012.
(6)	Filed as an exhibit to the Company’s October 2006 Form SB-2.
(7)	Filed as an exhibit to the Company’s Form 8-K filed July 17, 2015
(8)	Filed as an exhibit to the Company’s Amendment No. 1 to Form SB-2, filed January 31, 2007, No. 333-138025
(9)	Filed as an exhibit to the Company’s Form S-8, filed October 23, 2007, No. 333-146874.
(10)	Filed as an exhibit to the Company’s Annual Report on Form 10K for the Year ending December 31, 2008.
(11)	Filed as an exhibit to the Company’s Annual Report on Form 10K for the Year ending December 31, 2009.
(12)	Filed as an exhibit to the Company’s Annual Report on Form 10K for the Year ending December 31, 2010.
(13)	Filed as an exhibit to the Company’s Form 8-K filed June 1, 2011

44

(14)	Filed as an exhibit to the Company’s Form 8-K filed June 3, 2011
(15)	Filed as an exhibit to the Company’s Form 8-K filed November 10, 2011
(16)	Filed as an exhibit to the Company’s Form 8-K filed July 30, 2012
(17)	Filed as an exhibit to the Company’s Form 8-K filed December 9, 2013
(18)	Filed as an exhibit to the Company’s Form 8-K filed March 21, 2014
(19)	Filed as an exhibit to the Company’s Form 8-K filed August 25, 2014
(20)	Filed as an exhibit to the Company’s Form 8-K filed May 28, 2015
(21)	Filed as an exhibit to the Company’s Form 8-K filed July 15, 2015
(22)	Filed as an exhibit to the Company’s Form 8-K filed July 17, 2015
(23)	Filed as an exhibit to the Company’s Form S-8 filed May 23, 2016
(24)	Filed as an exhibit to the Company’s Form 8-K filed November 16, 2016
(25)	Filed as an exhibit to the Company’s Form 8-K filed January 3, 2017
(26)	Filed as an exhibit to the Company’s Form 8-K filed August 25, 2017
(27)	Filed as an exhibit to the Company’s Form 8-K filed April 4, 2018
(28)	Filed as an exhibit to the Company’s Annual Report on Form 10K for the Year ending December 31, 2015.

(b)	No financial statement schedules have been provided because the information is not required or is shown either in the financial statements or the notes thereto.

Item 17. Undertakings.

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii.	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

iii.	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

45

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lenexa, State of Kansas, on May 23, 2018.

DIGITAL ALLY, INC.,

By:	/s/ Stanton E. Ross
Stanton E. Ross
Chairman, President and Chief Executive Officer
(Principal Executive Officer)

Signature and Title	Date

/s/ Stanton E. Ross	May 23, 2018
Stanton E. Ross, Director and Chief Executive Officer

/s/ Leroy C. Richie	May 23, 2018
Leroy C. Richie, Director

/s/ Michael J. Caulfield	May 23, 2018
Michael J. Caulfield, Director

/s/ Daniel F. Hutchins	May 23, 2018
Daniel F. Hutchins, Director

/s/ Thomas J. Heckman	May 23, 2018
Thomas J. Heckman, Chief Financial Officer, Secretary, Treasurer and Principal Accounting Officer

46

EXHIBIT INDEX

(a)	The following exhibits are filed as part of this registration statement.

Exhibit Number	Description of Exhibit
2.1	Plan of Merger among Vegas Petra, Inc., a Nevada corporation, and Digital Ally, Inc., a Nevada corporation, and its stockholders, dated November 30, 2004.	(1)
3.1	Amended and Restated Articles of Incorporation of Registrant, dated December 13, 2004.	(1)
3.2	Amended and Restated By-laws of Registrant.	(1)
3.3	Audit Committee Charter, dated September 22, 2005.	(1)
3.4	Compensation Committee Charter, dated September 22, 2005	(1)
3.5	Nominating Committee Charter dated December 27, 2007.	(2)
3.6	Corporate Governance Guidelines	(3)
3.7	Nominating and Governance Charter, Amended and Restated as of February 25, 2010.	(4)
3.8	Strategic Planning Committee Charter, dated June 28, 2009.	(4)
3.9	Certificate of Change Pursuant to NRS 78.209 of Digital Ally, Inc.	(5)
4.1	Form of Common Stock Certificate.	(6)
4.2	Form of Common Stock Purchase Warrant.	(6)
4.3	Form of Series A Common Stock Purchase Warrant.	(7)
4.4	Form of Series B Common Stock Purchase Warrant.	(7)
4.5	Form of Series C Common Stock Purchase Warrant.	(7)
5.1	Opinion of Robinson Brog Leinwand Greene Genovese & Gluck P.C.	*
10.1	2005 Stock Option and Restricted Stock Plan.	(6)
10.2	2006 Stock Option and Restricted Stock Plan.	(6)
10.3	Form of Stock Option Agreement (ISO and Non-Qualified) 2005 Stock Option Plan.	(6)
10.4	Form of Stock Option Agreement (ISO and Non-Qualified) 2006 Stock Option Plan.	(6)
10.5	Promissory Note Extension between Registrant and Acme Resources, LLC, dated May 4, 2006, in the principal amount of $500,000.	(6)
10.6	Promissory Note between Registrant and Acme Resources, LLC, dated September 1, 2004, in the principal amount of $500,000.	(8)
10.7	Promissory Note Extension between Registrant and Acme Resources, LLC, dated October 31, 2006.	(8)
10.8	Software License Agreement with Ingenient Technologies, Inc., dated March 15, 2004.*	(8)
10.9	Software License Agreement with Ingenient Technologies, Inc., dated April 5, 2005.*	(8)
10.10	Stock Option Agreement with Daniels & Kaplan, P.C., dated September 25, 2006.	(8)

47

10.11	Memorandum of Understanding with Tri Square Communications (Hong Kong) Co., Ltd. dated November 29, 2005.	(8)
10.12	2007 Stock Option and Restricted Stock Plan.	(9)
10.13	Form of Stock Option Agreement (ISO and Non-Qualified) 2007 Stock Option Plan.	(2)
10.14	Amendment to 2007 Stock Option and Restricted Stock Plan.	(2)
10.15	2008 Stock Option and Restricted Stock Plan.	(2)
10.16	Form of Stock Option Agreement (ISO and Non-Qualified) 2008 Stock Option Plan.	(2)
10.17	Promissory Note with Enterprise Bank dated February 13, 2009.	(2)
10.18	First Amendment to Promissory Note with Enterprise Bank dated February 13, 2009.	(10)
10.19	First Amendment to Promissory Note with Enterprise Bank dated June 30, 2009.	(10)
10.20	Modification and Renewal of Promissory Note with Enterprise Bank dated February 1, 2010.	(11)
10.21	Forms of Restricted Stock Agreement for 2005, 2006, 2007 and 2008 Stock Option and Restricted Stock Plans.	(11)
10.22	Loan Modification or Renewal Agreement of Promissory Note with Enterprise Bank dated March 2, 2011.	(12)
10.23	2011 Stock Option and Restricted Stock Plan	(13)
10.24	Form of Stock Option Agreement for 2011 Stock Option and Restricted Stock Plan	(13)
10.25	8% Subordinated Promissory Note in principal amount of $1,500,000	(14)
10.26	Common Stock Purchase Warrant	(14)
10.27	8% Subordinated Promissory Note in principal amount of $1,000,000	(15)
10.28	Common Stock Purchase Warrant	(15)
10.29	Allonge to 8% Subordinated Promissory Note in principal amount of $1,000,000	(15)
10.30	Amendment to Common Stock Purchase Warrant	(15)
10.31	Second Allonge to 8% Subordinated Note, dated July 24, 2012.	(16)
10.32	Allonge to 8% Subordinated Note ($1.0 million) dated July 24, 2012.	(16)
10.33	Second Amendment to Common Stock Purchase Warrants (300,000 shares) dated July 24, 2012.	(16)
10.34	Amendment to Common Stock Purchase Warrants (150,000 shares) dated July 24, 2012.	(16)
10.35	Third Allonge to 8% Subordinated Note, dated December 4, 2013.	(17)
10.36	Second Allonge to 8% Subordinated Note ($1.0 million) dated December 4, 2013.	(17)
10.37	Common Stock Purchase Warrant (40,000 shares), dated December 4, 2013	(17)
10.38	Securities Purchase Agreement	(18)
10.39	Registration Rights Agreement	(18)
10.40	Form of Senior Secured Convertible Note	(18)
10.41	Form of Warrant to Purchase Common Stock	(18)
10.42	Pledge and Security Agreement	(18)
10.43	Patent Assignment for Security	(18)
10.44	Trademarks Assignment for Security	(18)
10.45	Guaranty	(18)
10.46	Deposit Account Control Agreement	(18)
10.47	Form of Voting Agreement	(18)

48

10.48	Form of Lock-Up Agreement	(18)
10.49	Securities Purchase Agreement	(19)
10.50	Registration Rights Agreement	(19)
10.51	Form of Senior Secured Convertible Note	(19)
10.52	Form of Warrant to Purchase Common Stock	(19)
10.53	Amended and Restated Pledge and Security Agreement	(19)
10.54	Patent Assignment for Security	(19)
10.55	Trademarks Assignment for Security	(19)
10.56	Amended and Restated Guaranty Agreement	(19)
10.57	Deposit Account Control Agreement-incorporated by reference to Exhibit 10.46 to the Company’s Current Report on Form 8-K filed on March 25, 2014	(19)
10.58	Form of Voting Agreement	(19)
10.59	Form of Lock-Up Agreement	(19)
10.60	Reaffirmation Agreement	(19)
10.61	Senior Secured Convertible Note	(19)
10.62	Warrant to Purchase Common Stock	(19)
10.63	Fourth Allonge to 8% Subordinated Note ($1.5 million) dated May 27, 2015	(20)
10.64	Third Allonge to 8% Subordinated Note ($1.0 million) dated May 27, 2015	(20)
10.65	Fifth Allonge to 8% Subordinated Note ($1.5 million) dated July 15, 2015	(21)
10.66	Fourth Allonge to 8% Subordinated Note ($1.0 million) dated July 15, 2015	(21)
10.67	Common Stock Purchase Warrant	(21)
10.68	Securities Purchase Agreement	(22)
10.69	Amended and Restated 2015 Stock Option and Restricted Stock Plan	(23)
10.70	Series A Warrant Amendment Agreement	(24)
10.71	Series B Warrant Amendment Agreement	(24)
10.72	Series C Warrant Amendment Agreement	(24)
10.73	Securities Purchase Agreement	(25)
10.74	8% Senior Secured Convertible Debenture	(25)
10.75	Common Stock Purchase Warrant	(25)
10.76	Security Agreement	(25)
10.77	Subsidiary Guarantee	(25)
10.78	Form of Series A-1 Warrant	(26)
10.79	Form of Series A-2 Warrant	(26)
10.80	Form of Series A-3 Warrant	(26)
10.81	Form of Securities Purchase Agreement, dated as of August 21, 2017, by and among Digital Ally, Inc. and the purchasers signatory thereto.	(26)
10.82	Form of Securities Purchase Agreement, by and among the Company and the purchaser signatories thereto	(27)
10.83	Form of Secured Convertible Promissory Note	(27)
10.84	Form of Common Stock Purchase Warrant	(27)
10.85	Form of Security Agreement, by and among the Company and each of the secured parties thereto	(27)
10.86	Form of Intellectual Property Security Agreement, between the Company and the secured lender thereto	(27)
10.87	Form of Subsidiary Guarantee, by and among the Company, the purchasers under the Securities Purchase Agreement, and each of the Company’s subsidiaries	(27)
14.1	Code of Ethics and Code of Conduct.	(2)
21.1	Subsidiaries of Registrant	(28)

49

23.1	Consent of RSM US LLP	*
23.2	Consent of Robinson Brog Leinwand Greene Genovese & Gluck P.C. (included in Exhibit 5.1)*	*
24.1	Power of Attorney.

101.INS	XBRL Instance Document
101.SCH	XBRL Taxonomy Schema
101.CAL	XBRL Taxonomy Calculation Linkbase
101.DEF	XBRL Taxonomy Definition Linkbase
101.LAB	XBRL Taxonomy Label Linkbase
101.PRE	XBRL Taxonomy Presentation Linkbase

*Filed herewith.

(1)	Filed as an exhibit to the Company’s Form SB-2, filed October 16, 2006, No. 333-138025.
(2)	Filed as an exhibit to the Company’s Annual Report on Form 10KSB for the Year ending December 31, 2007.
(3)	Filed as an exhibit to the Company’s Current Report on Form 8-K dated November 20, 2009.
(4)	Filed as an exhibit to the Company’s Annual Report on Form 10K for the Year ending December 31, 2009.
(5)	Filed as an exhibit to the Company’s Form 8-K filed August 30, 2012.
(6)	Filed as an exhibit to the Company’s October 2006 Form SB-2.
(7)	Filed as an exhibit to the Company’s Form 8-K filed July 17, 2015
(8)	Filed as an exhibit to the Company’s Amendment No. 1 to Form SB-2, filed January 31, 2007, No. 333-138025
(9)	Filed as an exhibit to the Company’s Form S-8, filed October 23, 2007, No. 333-146874.
(10)	Filed as an exhibit to the Company’s Annual Report on Form 10K for the Year ending December 31, 2008.
(11)	Filed as an exhibit to the Company’s Annual Report on Form 10K for the Year ending December 31, 2009.
(12)	Filed as an exhibit to the Company’s Annual Report on Form 10K for the Year ending December 31, 2010.
(13)	Filed as an exhibit to the Company’s Form 8-K filed June 1, 2011
(14)	Filed as an exhibit to the Company’s Form 8-K filed June 3, 2011
(15)	Filed as an exhibit to the Company’s Form 8-K filed November 10, 2011
(16)	Filed as an exhibit to the Company’s Form 8-K filed July 30, 2012
(17)	Filed as an exhibit to the Company’s Form 8-K filed December 9, 2013
(18)	Filed as an exhibit to the Company’s Form 8-K filed March 21, 2014
(19)	Filed as an exhibit to the Company’s Form 8-K filed August 25, 2014
(20)	Filed as an exhibit to the Company’s Form 8-K filed May 28, 2015
(21)	Filed as an exhibit to the Company’s Form 8-K filed July 15, 2015
(22)	Filed as an exhibit to the Company’s Form 8-K filed July 17, 2015
(23)	Filed as an exhibit to the Company’s Form S-8 filed May 23, 2016
(24)	Filed as an exhibit to the Company’s Form 8-K filed November 16, 2016
(25)	Filed as an exhibit to the Company’s Form 8-K filed January 3, 2017
(26)	Filed as an exhibit to the Company’s Form 8-K filed August 25, 2017
(27)	Filed as an exhibit to the Company’s Form 8-K filed April 4, 2018
(28)	Filed as an exhibit to the Company’s Annual Report on Form 10K for the Year ending December 31, 2015.

In accordance with SEC Release 33-8238, Exhibits 32.1 and 32.2 are being furnished and not filed.

50

DIGITAL ALLY, INC.

PROSPECTUS

3,666,667 Shares of Common Stock

____________, 2018

51